UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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LendingClub Corporation

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595 Market Street, Suite 200
San Francisco, California 94105

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 1, 2021

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2021 Annual Meeting of Stockholders of LendingClub Corporation (the “Company,” “LendingClub,” “we,” “us” and “our”) will be held on June 1, 2021 at 11:00 a.m. Pacific Time via the Internet at www.virtualshareholdermeeting.com/LC2021 (the “Annual Meeting”). There is no physical location for the Annual Meeting.

At the Annual Meeting, you will be asked to:

1.Elect Allan Landon, Timothy Mayopoulos and Patricia McCord as Class I directors, each of whom is currently serving on our Board of Directors, to serve until the 2024 Annual Meeting of Stockholders and until his or her successor has been elected and qualified or his or her earlier death, resignation or removal;

2.Approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement;

3.Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021;

4.Approve a management proposal to amend the Company’s Restated Certificate of Incorporation to phase in the declassification of our Board of Directors; and

5.Approve a management proposal to amend the Company’s Restated Certificate of Incorporation to add a federal forum selection provision.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on April 8, 2021 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

Brandon Pace

Chief Administrative Officer and Corporate Secretary

San Francisco, California

April 20, 2021

Whether or not you expect to participate in the Annual Meeting, please vote via the Internet, by phone, or complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope (if applicable) so that your shares may be represented at the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING
OF STOCKHOLDERS TO BE HELD ON JUNE 1, 2021: THIS PROXY STATEMENT, PROXY, AND
THE ANNUAL REPORT ARE AVAILABLE AT WWW.PROXYVOTE.COM

Dear Stockholders,

LendingClub was founded in 2006 to transform the banking industry by leveraging technology, data science and a marketplace model. We started by bringing a traditional credit product, the installment loan, into the digital age and became the leading provider of unsecured personal loans in the United States. On February 1, 2021, we completed a major milestone in our progression as a Company with the acquisition of Radius Bancorp, Inc.

With the acquisition, we combined the complementary strengths of our digital lending capabilities with an award-winning digital bank, and with our marketplace banking capabilities we believe we are well positioned to deliver consistent and sustained multiyear growth. We expect to be better able to serve our more than 3 million customers with banking services that leverage our data, technology, marketing and brand strengths; and are excited about the opportunity to create a category-defining digital banking experience that will create value for our customers and dramatically enhance the resiliency and earnings trajectory of our business.

As we look to 2021 with optimism propelled by the Radius acquisition and the improving public health landscape, we remain cognizant of the pandemic-related challenges that had to be surmounted by both our business and our customers in 2020. A top priority for the Company is keeping our employees safe and secure, and to that end we were an early adopter of working from home, and are grounding our return to office strategy in public health guidance in combination with the needs of our employees. For our borrowers impacted by COVID-19, in 2020 we increased our customer support capacity and added a number of new payment and hardship plans, which dramatically helped borrowers preserve their financial health in a difficult economic and credit environment and helped demonstrate the resiliency of our asset class.

The Board and management are also keenly focused on increasing stockholder value by positioning the Company to better serve our members and deliver sustainable growth. Our vision to re-imagine banking for our customers is now well underway with the acquisition of Radius and evolution into a marketplace bank. We are working to integrate the Radius business and position the Company strategically and financially to best serve our various stakeholders. With the improving economy and acquisition of Radius, we are poised to accelerate growth in loan volume with our cycle-tested underwriting model and help even more customers on their journey to improved financial health.

The Company also continues to solicit and be responsive to stockholder feedback. In 2020 and 2021 we extensively reformulated our performance-based equity program by extending performance periods, increasing the allocation of total equity towards performance-based equity, more heavily weighting TSR-based awards, increasing the rigor of the target TSR achievement goal, and reducing the maximum payout level. In 2020 we also re-examined our executive compensation peer group and made adjustments that increased the allocation of banks within our peer group and significantly reduced the median market capitalization of the selected peers. We believe these changes are directly responsive to the most common and pertinent feedback expressed during recent stockholder outreach efforts.

In 2021, we added three new directors to our Board. Allan Landon and Erin Selleck bring deep banking experience and Thomas Casey, our CFO, brings unique expertise and insight into the financial services sector and the operations of our Company. We will continue to look for opportunities to add directors of diverse backgrounds and experiences to the Board. We believe in the merits of a declassified board and have again submitted a proposal this year to phase out our current classified board structure. We have also added a proposal to add a federal forum selection provision to our Certificate of Incorporation. This provision will allow the Company to consolidate and more efficiently manage procedural aspects of securities litigation, which we believe is in the best interest of the Company and its stockholders.

As a Company, diversity and inclusion are core to our corporate culture and we insist upon a safe and welcoming workplace for all of our employees. In 2020, we established a Racial Justice Plan that addresses our internal and external practices and promotes racial equity through our product offerings. This plan includes expanded diversity and inclusion goals and support programs.  We offer anti-racism, inclusive hiring and breaking-bias trainings, and have programs specifically designed to provide females and under-represented individuals with leadership tools and growth opportunities. We remain committed to enhancing our efforts with respect to diversity and inclusion.

Finally, as disclosed earlier this year, Simon Williams is departing the Board as of the 2021 Annual Meeting and Dan Ciporin and Ken Denman departed earlier this year in connection with the acquisition of Radius. Simon, Dan and Ken have been superb board members and we thank them for their many contributions to LendingClub.

We are strong believers in the opportunity ahead of us to re-imagine banking for millions of Americans. We are focused on capitalizing on this opportunity and creating value for our stockholders, as well as our customers, employees and communities. On behalf of the Board, thank you for your investment in LendingClub. We are grateful for your support and wish you and your family the very best for 2021.

Sincerely,

Scott Sanborn, Chief Executive Officer and member of the Board

John C. (Hans) Morris, Independent Chairman of the Board

LENDINGCLUB CORPORATION | 1

2021 PROXY STATEMENT | PROXY SUMMARY

PROXY SUMMARY

April 20, 2021

Overview of Voting Items

Proposal	Board Recommendation	Page
Proposal One: Election of Class I directors	For each nominee	56
Proposal Two: Advisory vote to approve the compensation of our named executive officers	For	57
Proposal Three: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2021 fiscal year	For	58
Proposal Four: Management proposal to amend the Company’s Restated Certificate of Incorporation to phase in the declassification of the Board of Directors	For	59
Proposal Five: Management proposal to amend the Company’s Restated Certificate of Incorporation to add a federal forum selection provision	For	61

The Notice, Proxy Statement, form of proxy and Annual Report (as such terms defined in this Proxy Statement) will be first distributed and made available to stockholders on or about April 20, 2021.

Who We Are

LendingClub Corporation (“LendingClub”, the “Company”, “we”, “us”, “our”) was founded in 2006 to transform the banking industry by leveraging technology, data science and a marketplace model. We started by bringing a traditional credit product, the installment loan, into the digital age and became the largest provider of unsecured personal loans in the United States.

On February 1, 2021, LendingClub completed the acquisition of Radius Bancorp, Inc. (“Radius”), whereby LendingClub became a bank holding company and formed LendingClub Bank, National Association (“LendingClub Bank”) as its wholly-owned subsidiary, through which we now operate the vast majority of our business. With the acquisition, we combined the complementary strengths of the Company’s digital lending capabilities with an award-winning digital bank. LendingClub’s customers, or our “members”, can gain access to a broader range of financial products and services designed to help them digitally manage their lending, spending and savings.

Since we launched, more than 3 million individuals have become members, and thereby joined the Club, to help reach their financial goals. With the capabilities Radius possesses, the Company intends to further its mission to empower our members on their path to financial health and enhance consumer engagement by offering a broader range of products and services aimed at supporting our members and further improving their financial lives. In addition to serving our members, the acquisition of Radius enables us to offer products and services to commercial customers, as well as to continue to serve the broad range of institutional investors for our unsecured personal loans and auto loans, and for our patient and education finance loans. Investors provide capital to enable the funding of loans in exchange for earning competitive risk adjusted returns. Our marketplace enables efficient credit decisioning, pricing, servicing and support operations.

To execute on our vision, grow the business responsibly and create value for our stockholders, it is critical that we have a sophisticated, dedicated and committed management team, overseen by an independent board with substantial and relevant expertise.

Our Competitive Advantage

We anticipate that the strategic and financial benefits of the Radius acquisition will include:

•Increased resiliency with access to stable, low-cost deposit funding replacing higher-cost and more volatile third-party warehouse funding;

•Increased and more stable revenue driven by increased net interest income from loans held for investment;

•Expense benefits by capturing the fees that were historically paid to our third-party issuing banks; and

•Ability to attract new members and deepen relationships with existing members through the addition of banking services that leverage LendingClub’s data, technology, marketing and brand strengths.

LENDINGCLUB CORPORATION | 2

2021 PROXY STATEMENT | PROXY SUMMARY

LendingClub Bank offers key business model and competitive advantages over both traditional banks and fintech marketplaces, which include:

•Data analytics that drive a superior customer experience and underwriting results. We serve members across the credit spectrum and have facilitated more than $60 billion of loans to over 3 million members since the Company was founded. Our interactions with members have allowed us to capture billions of cells of performance and behavioral data across thousands of attributes, which we use to continually refine our pricing and underwriting algorithms. By leveraging vast amounts of data and continually refining our underwriting models, we believe we are able to assess credit risk more effectively compared to traditional scoring models, allowing us to generate savings for members and also enabling us to approve more members for loans. In addition, we believe our access to data and robust marketing analytics promote efficiency when we generate and convert demand, driving lower customer acquisition costs.

•Strong customer loyalty and engagement. Our efficient marketplace model enables us to generate savings for a broad range of borrowers across the credit spectrum by matching them with the lowest available cost of funding provided by our platform investors. Our scalable technology platform, customer service culture and effective use of data and analytics enable us to efficiently originate loans. Our high net promoter score reflects the strong affinity our members have for our brand. With the acquisition of Radius, we are able to offer additional banking services designed to deliver even more savings, driving increased customer loyalty and engagement.

•Operating and funding efficiency. With LendingClub Bank as the originating bank, we save on fees that we historically paid third-party issuing banks. With access to low-cost deposits and by retaining a portion of our loan originations for investment, we expect to generate an attractive stream of recurring revenue. In addition to improving our loan-level economics, we expect our banking capabilities will also substantially increase the resiliency of our business with access to more stable deposit funding.

With respect to investors, we primarily compete with other investment vehicles and asset classes, such as equities, bonds and short-term fixed income securities. LendingClub’s key competitive advantages include:

•Portfolio diversification. Unsecured personal and auto loans can offer duration, geographic and/or asset diversification to investors.

•Generating competitive risk-adjusted returns. The data analytics and underwriting results of our marketplace platform enable us to generate competitive risk-adjusted returns for investors. We believe that the risk-adjusted returns generated by our loans compare favorably to alternative investment options.

Becoming a Bank Enabled by Key Management Decisions in 2020

Radius Acquisition

In February 2020, we entered into a merger agreement to acquire Radius and thereby acquire its subsidiary Radius Bank, a leading online bank with a national footprint and an extensible, modular technology infrastructure that delivers an award-winning mobile banking experience. We expected that the acquisition would take 12 to 15 months from the date the merger agreement was signed to receive regulatory approval and close. Through the leadership of our Board of Directors (“Board”) and executive team, and the diligent work of our employees, we completed the acquisition of Radius on February 1, 2021.

Shanda Exchange

Banking regulations impose a number of limitations and requirements on certain larger stockholders of banking institutions. In connection with the execution of the merger agreement and in order to facilitate compliance with these banking regulations, on February 18, 2020, we entered into an exchange agreement with our largest stockholder, Shanda Asset Management Holdings Limited and its affiliates (collectively, “Shanda”), pursuant to which Shanda exchanged all of the 19,562,881 common shares it beneficially owned for (i) 195,628 newly issued shares of LendingClub Mandatorily Convertible Non-Voting Preferred Stock, Series A (“Series A Preferred Stock”), that are mandatorily convertible in certain circumstances when owned by a person other than Shanda into 19,562,800 shares of LendingClub common stock and (ii) a one-time cash payment of approximately $50 million. LendingClub Series A Preferred Stock is substantially the same as LendingClub common stock except as to voting rights and that it therefore constitutes non-voting securities of LendingClub for bank regulatory purposes.

LENDINGCLUB CORPORATION | 3

2021 PROXY STATEMENT | PROXY SUMMARY

Temporary Bank Charter Protection Plan

To protect the Company’s bank charter initiative and prevent the closing of the Radius acquisition from being delayed or disrupted by the accumulation of ownership in LendingClub securities in excess of the parameters set forth in the banking regulations, the Board adopted a Temporary Bank Charter Protection Plan, also known as a stockholder rights agreement. The plan was specifically intended and narrowly constructed to deter stock positions in excess of certain thresholds set forth by the Federal Reserve under the Bank Holding Company Act. Specifically, it provides for the dilution of any person or group of persons who acquire either (i) 25% or more equity interest in LendingClub or (ii) 10% percent or more of any class of LendingClub’s voting securities.

In connection with the completion of the acquisition of Radius, the Temporary Bank Charter Protection Plan automatically expired on February 1, 2021.

2020 Strategic Priorities

The key strategic priorities of the Company in 2020 included:

•Execution of the Radius acquisition

•In February 2020, we entered into an agreement to acquire Radius Bank, an award-winning digital bank that provides a variety of accounts and services to meet the banking needs of consumers and businesses nationwide

•We expect that the transaction will enable us to create a category-defining experience for our members and dramatically enhance the resilience and earnings trajectory of our business

•The Company applied for necessary regulatory approvals, remained engaged with the banking regulators throughout the approval process and prepared the foundation to integrate the Radius business

•The acquisition closed on February 1, 2021

•Proactive capital, expense and liquidity management

•The Company reduced its expense base to reflect reduced origination volume due to COVID-19

•Expanded the LCX platform to allow loans to trade pre-issuance at off par prices without the use of our balance sheet

•Increased cash position of the Company while significantly paying down warehouse lines and revolving debt to prepare for and facilitate the Radius acquisition

•Reduced compensation Company-wide, with the CEO and the Board taking a 30% reduction in base pay

•Prudently navigate COVID-19 environment

•Undertook a number of measures to preserve platform returns, including adjustments to underwriting and income verification, resulting in loan performance at or above historical averages

•Launched new deferment programs to aid borrowers through a challenging economic environment, which dramatically helped borrowers preserve their financial health

•Kept employees safe by adopting work-from-home policies in response to COVID-19

•Deliberate and measured restart of origination volume growth from its Q2 2020 low point to ensure balance between platform supply and demand

Social and Environmental Responsibility

LendingClub’s mission is to help improve the financial health of our members and empower them to regain control over their finances. We periodically solicit feedback from our borrowers and perform/review studies to measure our performance against those objectives. Recently, our borrowers told us that approximately 80% of personal loans received through LendingClub’s platform are used for refinancing or consolidating credit card debt. They also told us that we improved their financial health by reducing the APR on their debt by approximately 4 percentage points on average while providing a responsible paydown plan. Researchers from the Philadelphia Federal Reserve have found that “consumers pay smaller spreads on loans from LendingClub than from credit card borrowing”, which is supported by our data that indicates savings of nearly $1,000 on average over the term of a personal loan from LendingClub Bank.

Further, we strive to lend to those underserved by traditional banks. For example, our small business lending program has seen 5x the representation of minority-owned businesses, and 4x the representation of women-owned businesses, compared to conventional bank lending. This program is operated in close partnership with the nonprofit community development financial institution Accion Opportunity

LENDINGCLUB CORPORATION | 4

2021 PROXY STATEMENT | PROXY SUMMARY

Fund. We believe that our small business lending activities have helped create or sustain over 100,000 jobs. With respect to our personal loans, the researchers from the Federal Reserve have found that “LendingClub’s consumer lending activities have penetrated areas that may be underserved by traditional banks, such as in highly concentrated markets and in areas that have fewer bank branches per capita.”

Diversity and inclusion are core to our corporate culture. In 2020, we established a Racial Justice Plan that addresses our internal and external practices and promotes racial equity through our product offerings. This plan includes expanded diversity and inclusion goals and support programs. We offer anti-racism, inclusive hiring and breaking bias trainings. Further, we have executive-sponsored programs specifically designed to provide females and under-represented individuals with leadership tools and growth opportunities. We also treat diversity as an important consideration when making hiring decisions and appointments to our Board, and promote policies and regulations that prevent and/or address discrimination; including with respect to the use of artificial intelligence and fair and responsible lending to communities of color. We are committed to continuing to undertake measures to enhance our efforts with respect to diversity and inclusion. As of December 31, 2020, our workforce was 42% female and 49% non-white.

We also aim to do our part in conserving the environment, from emphasizing sustainable or re-usable products in the construction and use of our office spaces, to leasing LEED certified buildings in San Francisco. LendingClub believes in the merits of evaluating and progressing across multiple dimensions of social and environmental responsibility, and looks forward to sharing updates and additional details as available in the future.

Stockholder Engagement & Responsiveness

Our Board believes it is important to maintain an open dialogue with stockholders to understand their views on the Company, its strategy and its governance and compensation practices. Our Board values feedback received from stockholders, and we have a history of making governance and compensation enhancements in response to investor input.

Stockholder Outreach Efforts

The Company engages with stockholders regularly and conducted multiple engagement efforts in 2020 and 2021. These outreach efforts included soliciting feedback on our compensation and governance practices from many of the governance departments of our largest institutional stockholders. Consistent with prior years, members of our management team participated in these conversations and stockholders were also offered the opportunity to speak with a member of our Board. In the Winter of 2020/2021, we reached out to the governance groups of stockholders representing, in aggregate, an estimated 45% of the economic interest (i.e., including derivative positions) in our then outstanding shares and were able to meet with the governance groups of stockholders representing approximately 17% of our shares then outstanding. In addition to these conversations, we maintain ongoing dialogue with many of our investors through our investor relations program. In total, between the filing of our 2020 proxy statement and this 2021 proxy statement, we had conversations with stockholders holding, in aggregate, an estimated 61% of the economic interest in our outstanding shares.

Overall, a majority of the stockholders engaged expressed support for the Company’s compensation and governance practices, including efforts to de-classify the Board. In particular, stockholders appreciated the evolution of the Company’s programs and practices, including the adjustments made to the Company’s 2020 performance-based restricted stock unit (“PBRSU”) program. Further, the stockholders recognized the unique challenges COVID-19 presented to the Company’s business, the broader economy and the related necessity for companies to adjust compensation programs in 2020 accordingly. Finally, stockholders the Company engaged with appreciated the highly competitive environment in the San Francisco Bay Area, the transformational impact of the acquisition of Radius on the Company’s business, the need to support the successful execution and integration of the Radius transaction and business, and the importance of promoting retention among the executive team as the Company transitions to a regulated banking institution.

Moreover, during discussions with stockholders regarding the supermajority vote provision, a number of stockholders expressed their support for delaying an amendment to remove the provision until such time as the Company’s stockholder base is less concentrated and stabilizes following the acquisition of Radius. Accordingly, the Board has determined to not put forth an amendment to remove the provision in 2021. The Board is committed to continuing to solicit stockholder feedback on this matter and will re-evaluate the merits of including it as a proposal in the Company’s 2022 proxy statement.

LENDINGCLUB CORPORATION | 5

2021 PROXY STATEMENT | PROXY SUMMARY

As summarized below, the Board has a demonstrated history of making meaningful changes to our governance and compensation practices in response to feedback received from our stockholders. The Board looks forward to continuing its dialogue with stockholders.

2020 Board Actions in Response to Stockholder Feedback

Our Compensation Committee takes stockholder feedback seriously and undertook a comprehensive review of our entire executive compensation program, which included conducting a robust review of the Company’s compensation practices, peer and market trends, and soliciting feedback from the Company’s stockholders. In response to the Company’s review and feedback, our Compensation Committee implemented a number of changes to our executive compensation practices and policies in 2020. Reflecting the Company’s responsiveness to stockholder feedback, we received a favorable outcome for our 2020 say-on-pay proposal with approximately 96% of our voting stockholders supporting the proposal.

LENDINGCLUB CORPORATION | 6

2021 PROXY STATEMENT | PROXY SUMMARY

2021 Board Actions in Response to Stockholder Feedback

As described above under “Stockholder Outreach Efforts”, the Company values continued discussions with and feedback from our stockholders. Although the feedback provided in 2020/2021 was more limited than in the prior year, reflecting the positive reception to the changes in 2020 outlined above, the Board approved enhancements to our executive compensation and governance practices in 2021. The key points of feedback and changes we made to our compensation and governance practices in 2021 include:

What We Heard in 2020/2021	What We Did in 2021
Board Declassification
•Stockholders continue to support Board efforts to declassify director elections

•For the fourth consecutive year, the Board is recommending the phase-out of our classified Board at this year’s Annual Meeting

•A similar proposal was recommended by the Board at the three prior annual meetings

○Despite active solicitation efforts by the Company and the support of many of our stockholders, the proposal has not yet received the requisite level of support to pass

Supermajority Vote Requirement

•Some stockholders would prefer that we eliminate the supermajority vote requirement to amend our governing documents

•Stockholders also recognize LendingClub’s unique circumstances, including our concentrated stockholder base

•Our Board is committed to eliminating the supermajority vote provision in the future, and will put forth an amendment to remove it as soon as is practicable, and no later than 2023

○Our stockholder base is evolving in light of the Company’s acquisition of Radius and becoming a regulated financial institution, but still remains fairly concentrated, and accordingly under a majority vote standard, bylaw and charter amendments could pass with the support of a small number of stockholders, potentially to the detriment of other long-term stockholders

•Multiple significant stockholders supported waiting to eliminate the supermajority vote provision and supported the Company’s efforts to monitor and be mindful of the interests of minority stockholders and to defer putting forth an amendment to remove the supermajority vote provision until the changes in the composition of the Company’s stockholder base has stabilized and becomes less concentrated

Total Stockholder Return (“TSR”) Weighting
•Stockholders appreciate the alignment between the interests of executives and stockholders, and would like the Company to continue to evolve and enhance that alignment	•We are increasing the weight of the TSR metric for 2021 PBRSUs from 35% to 100% (i.e., the awards are entirely TSR based)

LENDINGCLUB CORPORATION | 7

2021 PROXY STATEMENT | PROXY SUMMARY

Response to COVID-19

Consistent with prior practice, the Compensation Committee held a number of meetings in Q1 2020 to, among other things, discuss the Company’s 2020 executive compensation program, including the 2020 annual incentive program and 2020 PBRSU program. During these discussions in Q1 2020, the Compensation Committee considered, but did not approve either a 2020 annual incentive plan or 2020 PBRSU program because of the onset and impact of COVID-19. In the first half of 2020, the Compensation Committee (and the full Board) held a number of meetings during which the impact of COVID-19 on the Company’s business and broader economy was considered, and the following actions relating to compensation were taken.

Element	Adjustment
Headcount Reductions

•In April 2020, the Company implemented a restructuring plan which included a reduction in workforce of approximately 460 employees

•In connection with the restructuring plan the Company terminated positions across the Company, including the position previously held by Steven Allocca, one of our NEOs, and accordingly his final day of employment with the Company was on May 12, 2020

Base Salary Reductions

•In connection with the April 2020 restructuring plan, the Company implemented salary reductions across various job grades, which included a 30% salary reduction for our CEO and a 25% salary reduction for our other NEOs

•The base cash retainer non-employee directors received for serving on the Board was reduced by 30%

•These reductions to employee and Board compensation were reverted on January 1, 2021

2020 PBRSU Program

•The 2020 PBRSU program was implemented largely as expected and disclosed in the Company’s 2020 proxy statement

•The Compensation Committee decided to utilize Adjusted EBITDA as a metric in-lieu of Adjusted Net Income, given the material impact of COVID-19 to the Company’s 2020 profitability

2020 Annual Incentive Program

•Historically the Company has utilized revenue and Adjusted EBITDA as the metrics under its annual incentive program (i.e., corporate bonus program) and set target performance at the high-end of publicly disclosed guidance

•In 2020, the Company withdrew guidance due to the impact of COVID-19 on its business and the broader economy

•In light of the extensive and adverse impact of the COVID-19, the Compensation Committee approved a 2020 corporate bonus program that contained qualitative metrics designed to measure progress against a broad array of initiatives and priorities and quantitative metrics specifically tailored to the facilitation and execution of the Radius acquisition, which was one of the Company’s key strategic priorities

Prudent Equity Utilization

•In light of the adverse impact of COVID-19 on the Company’s business and stock price, the Compensation Committee deemed it prudent and consistent with stockholder interests to reduce the overall utilization of equity awards and thereby reduce the resulting compensation expense and dilution

•The Compensation Committee reduced the target size of 2021 time-based restricted stock unit awards company-wide (including for our NEOs) by 25% and made a corresponding reduction in the total vesting schedule of 1 year (such that the awards now vest over a 3-year period). This change was designed to balance retention and reflect typical employee tenure, while also having the effect of reducing overall equity utilization in the Company’s compensation programs.

•Additionally, in 2021 employees (other than Company executives, including the NEOs) were provided the opportunity to elect to receive a portion of their 2021 restricted stock unit award in the form of a cash award. This program was designed to enable employees to individualize their compensation to fit their particular needs and preferences, while also having the effect of reducing overall equity utilization in the Company’s compensation programs.

LENDINGCLUB CORPORATION | 8

2021 PROXY STATEMENT | PROXY SUMMARY

Executive Compensation Aligned with Corporate Results and Pay for Performance

We believe that our compensation approach supports our objective of focusing on “at risk” compensation, reflecting an opportunity for financial upside based on company and individual performance and reduced or no payouts when we do not meet our performance goals. Our emphasis on equity awards provides a direct link between stockholder interests and the interests of our executive officers, thereby motivating our executive officers to focus on increasing our value over the long term. Below is a summary of our executive compensation program. We began granting PBRSUs to our CEO in 2017 and have since expanded the program to our entire executive team. In response to stockholder feedback, in 2020 and 2021 we significantly enhanced our PBRSU program, as described in the “Stockholder Engagement & Responsiveness” section above.

2020 Executive Compensation Program

Element	Form	Description	Performance Link
Base Salary	Cash

Salaries are competitive and appropriate based on the size of the Company, the industry in which we operate, and the complexity of our business, and represent the only element of our compensation program that is not “at risk”

Target Annual Cash Bonus	Cash	Cash bonuses motivate our executive officers to achieve pre-defined annual financial and operational goals that support our long-term business strategy	Liquidity and expense management (75%) and closing Radius acquisition (25%), with no payouts if threshold performance not met; final amounts may be adjusted to reflect individual performance
Target Equity-Based Compensation	RSUs	Long-term equity aligns compensation with stockholders’ long-term interests	Stock price performance over a four-year vesting period
PBRSUs

•PBRSUs earned only if rigorous performance thresholds are met, with target and maximum amounts subject to stretch goals

•PBRSU achievement targets based on pre-determined relative TSR (35%) measured over three years and Adjusted EBITDA (65%) goals measured over two years

•One year of additional time-based vesting on earned portion of Adjusted EBITDA awards further aligns executives’ interests with those of long-term stockholders’

Note that the table above reflects the structure of the executive compensation program in effect for fiscal year 2020. As summarized above in the “Board Actions in Response to Stockholder Feedback” section, and as detailed further in the “Compensation Discussion and Analysis” section below, we have made certain adjustments to our compensation structure for 2021.

The Compensation Committee retains an independent compensation consultant and does not provide for the following executive compensation practices:

•Single-trigger acceleration;

•Any “gross-up” payments, other than with respect to imputed income in connection with a relocation;

•Excessive perquisites or other personal benefits for our executive officers, other than in exceptional circumstances;

•Repricing of stock options without stockholder approval; or

•Hedging or short sales of our common stock by our executive officers.

Pay Outcomes Demonstrate Strong Alignment between Pay and Performance

Our orientation towards “at risk” compensation provides a direct link between stockholder interests and the interests of our executive officers and is intended to result in a reduction from target compensation in the event our performance goals are not met. The below graphic shows the composition of our CEO’s compensation and the percent that is considered “at-risk”, demonstrating strong alignment in our compensation structure between pay and performance.

LENDINGCLUB CORPORATION | 9

2021 PROXY STATEMENT | PROXY SUMMARY

Board Composition after 2021 Stockholder Meeting

The Board maintains a robust refreshment process and has long been focused on ensuring that the skills and experiences of the Board align with the Company’s evolving business. In the past three years, the Board has appointed four new members, all of whom bring relevant skills to our Board. The information in the table and graphs below describes the composition of our Board and Board committees.

Continuing Directors	Susan Athey	Thomas Casey Chief Financial Officer	Allan Landon	Timothy Mayopoulos	Patricia McCord	John C. (Hans) Morris Independent Chairman	Scott Sanborn Chief Executive Officer	Erin Selleck	Michael Zeisser
Age	50	58	73	62	67	62	51	64	56
Director Since	2018	2021	2021	2016	2017	2013	2016	2021	2019
Independent	✓		✓	✓	✓	✓		✓	✓
Committee Membership Following 2021 Annual Meeting of Stockholders
Audit			Chair	✓				✓
Compensation			✓		✓				Chair
Credit Risk and Finance			✓			Chair		✓
Nominating and Corporate Governance	Chair				✓	✓			✓
Operational Risk	✓			Chair				✓
Skills & Experience
Consumer Banking		✓	✓	✓		✓		✓
Consumer Internet	✓	✓			✓	✓	✓		✓
Financial Markets	✓	✓	✓	✓		✓	✓	✓	✓
Legal / Regulatory			✓	✓	✓	✓		✓

LENDINGCLUB CORPORATION | 10

2021 PROXY STATEMENT | PROXY SUMMARY

Continuing Directors	Susan Athey	Thomas Casey Chief Financial Officer	Allan Landon	Timothy Mayopoulos	Patricia McCord	John C. (Hans) Morris Independent Chairman	Scott Sanborn Chief Executive Officer	Erin Selleck	Michael Zeisser
Marketing / PR	✓				✓		✓
Compensation / Employee Matters		✓	✓		✓	✓	✓		✓
Public Board Experience	✓		✓	✓		✓		✓	✓
Risk Management	✓		✓	✓		✓		✓
Technology / Product	✓	✓			✓	✓	✓		✓

Board Diversity	Balanced Tenure

Safe Harbor Statement

Some of the statements in this Proxy Statement, including statements regarding our ability to effectuate and the effectiveness of company strategy, the design of our compensation programs, company performance, and the ability to realize certain financial and strategic benefits from the acquisition of Radius are “forward-looking statements.” The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “project,” “will,” “would” and similar expressions may identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that could cause actual results to differ materially from those contemplated by these forward-looking statements include the impact of global economic, political, market, health and social events or conditions, including the impact of the coronavirus, and those factors set forth in the section titled “Risk Factors” in our most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission (the “SEC”), as well as our subsequent reports on Form 10-Q and 10-K each as filed with the SEC. We may not actually achieve the plans, intentions or expectations disclosed in forward-looking statements, and you should not place undue reliance on forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in forward-looking statements. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

LENDINGCLUB CORPORATION | 11

2021 PROXY STATEMENT | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

LendingClub Board

Our Board oversees the strategy and overall business affairs of the Company. A key principle of our Company is maintaining the highest level of trust with customers, regulators, stockholders and employees. We have an active and engaged Board that is committed to fulfilling its fiduciary duties to our Company and stockholders and helping us continue to earn the trust of our stakeholders. Currently all members of our Board also serve on the Board of our banking subsidiary, LendingClub Bank, and therefore are entrusted with monitoring and ensuring the safety and soundness of our banking operations as required by applicable banking regulations. Our Board is also responsible, in conjunction and consultation with the Compensation Committee, for periodically reviewing the performance of our CEO and for providing oversight of talent development and retention.

Our Board currently has ten members and will reduce to nine members after the 2021 Annual Meeting of Stockholders with the departure of Mr. Williams, but the Board may establish a different number of authorized directors from time to time by resolution. Eight of our directors are independent within the meaning of the listing standards of the New York Stock Exchange (“NYSE”). Our Board is currently divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors is elected for a three-year term to succeed the same class whose term is then expiring. Our Board has proposed to phase out the classified board structure subject to stockholder approval of Proposal Four of this Proxy Statement at the Annual Meeting. If that proposal passes, our Board will phase into a structure in which all directors will be up for election each year to serve a term ending at the next annual meeting of stockholders.

Our Class I directors standing for re-election, if elected, will continue to serve as directors until the 2024 Annual Meeting of Stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal.

Stockholder Outreach

The Company engages with stockholders regularly and conducted multiple engagement efforts in 2020 and 2021. These outreach efforts included soliciting feedback on our compensation and governance practices from many of the governance departments of our largest institutional stockholders. Consistent with prior years, members of our management team participated in these conversations and stockholders were also offered the opportunity to speak with a member of our Board of Directors. In the Winter of 2020/2021, we reached out to the governance groups of stockholders representing, in aggregate, an estimated 45% of the economic interest (i.e., including derivative positions) in our then outstanding shares and were able to meet with the governance groups of stockholders representing approximately 17%. of our shares then outstanding. In addition to these conversations, we maintain ongoing dialogue with many of our investors through our investor relations program. In total, between the filings of our 2020 proxy statement and this 2021 proxy statement, we had conversations with stockholders holding, in aggregate, an estimated 61% of the economic interest in our outstanding shares.

Overall, a majority of the stockholders engaged expressed support for the Company’s compensation and governance practices, including efforts to de-classify the Board. In particular, stockholders appreciated the evolution of the Company’s programs and practices, including the adjustments made to the Company’s 2020 PBRSU program. Further the stockholders recognized the unique challenges COVID-19 presented to the Company’s business, the broader economy and the related necessity for companies to adjust compensation programs in 2020 accordingly. Finally, stockholders the Company engaged with appreciated the highly competitive environment in the San Francisco Bay Area, the transformational impact of the acquisition of Radius on the Company’s business, the need to support the successful execution and integration of the Radius transaction and business, and the importance of promoting retention among the executive team as the Company transitions to a regulated banking institution.

Moreover, during discussions with stockholders regarding the supermajority vote provision, a number of stockholders expressed their support for delaying an amendment to remove the provision until such time as the Company’s stockholder base is less concentrated and stabilizes following the acquisition of Radius. Accordingly, the Board has determined to not put forth an amendment to remove the provision in 2021. The Board is committed to continuing to solicit stockholder feedback on this matter and will re-evaluate the merits of including it as a proposal in the Company’s 2022 proxy statement.

For more information regarding actions taken by our Board in response to stockholder feedback in recent years, as well as the meaningful actions taken in 2020 and 2021, please see the section titled “Stockholder Engagement and Responsiveness” beginning on page 4. The Board looks forward to continuing its open dialogue with stockholders.

LENDINGCLUB CORPORATION | 12

2021 PROXY STATEMENT | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Leadership

John C. (Hans) Morris serves as the independent Chairman of our Board.

While our Corporate Governance Guidelines do not require the separation of offices of the Chairperson of the Board and the Chief Executive, the Board believes an independent Chairperson reinforces the independence of our Board as a whole and results in an effective balancing of responsibilities, experience and independent perspective that meets the current corporate governance needs and oversight responsibilities of our Board. We believe this structure provides consistent and effective oversight of our management and is optimal for us and our stockholders.

In selecting Mr. Morris as the independent Chairman, the Board considered his strong and relevant experience in financial services technology and the financial services industry, ability to provide effective leadership and facilitate open dialogue, and ability to devote sufficient time and attention to the position.

Board Role in Risk Oversight

Management is responsible for assessing and managing risk, subject to Board oversight directly and through its committees. The oversight responsibility of the Board and its committees is informed by reports from our management team, including our Chief Risk Officer and an internal audit team, that are designed to provide visibility to the Board about the identification and assessment of key risks and our risk mitigation strategies. In addition, the Board has requested and has been receiving regular updates from management regarding the Company’s response to the coronavirus pandemic and its impacts on the Company and its customers, employees and other stakeholders, and the efforts to mitigate these impacts.

The Board has delegated to the Operational Risk Committee and Credit Risk and Finance Committee (each comprised of independent directors) primary responsibility for the oversight of risk management. The Operational Risk Committee is primarily focused on reputational, legal, compliance and operational risk. The Credit Risk and Finance Committee is primarily focused on credit, market, interest rate and liquidity risk. In accordance with their charters, the Operational Risk Committee and Credit Risk and Finance Committee (collectively, the “Risk Committees”) assist our Board in its oversight of our key risks, including credit, technology and security, strategic, legal, regulatory (other than related to our financial reporting), compliance and operational risks, as well as the guidelines, policies and processes for monitoring and mitigating such risks. The Operational Risk Committee periodically meets with members of the Company’s information technology department to assess information security risks (including cybersecurity risks) and to evaluate the status of the Company’s cybersecurity efforts, which include a broad range of tools and training initiatives that are designed to work together to protect the data and systems used in the Company’s business. The Company has also established Management Risk Committees to oversee our enterprise risk management program and provide a central oversight function to identify, measure, monitor, evaluate and escalate key risks (including cybersecurity risk) for oversight at the Board level.

The other standing Board committees oversee risks associated with their respective areas of responsibility. For example, our Audit Committee has the responsibility for overseeing the integrity of our financial reporting, including related policies and procedures, compliance with legal and regulatory requirements affecting financial reporting, and overseeing our internal audit function. Our Nominating and Corporate Governance Committee seeks to ensure that our Board is properly constituted to meet its statutory, fiduciary and corporate governance oversight obligations, and evaluates risk arising from governance matters. Our Compensation Committee evaluates risks arising from our compensation policies and practices, as more fully described in “Executive Compensation – Compensation Discussion and Analysis – Compensation Risk Assessment.”

Director Independence

Under the rules of the NYSE, independent directors must comprise a majority of a listed company’s Board. In addition, the rules of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of the NYSE, a director will only qualify as an “independent director” if, among other things, in the opinion of that company’s Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board has reviewed its composition, the composition of its committees and the independence of each director. Based upon information provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that Susan Athey, Allan Landon, Timothy Mayopoulos, Patricia McCord, John C. (Hans) Morris, Erin Selleck, Simon Williams and Michael Zeisser, representing eight of our ten directors (and all of our non-employee directors), do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing requirements and rules of the NYSE.

LENDINGCLUB CORPORATION | 13

2021 PROXY STATEMENT | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

In making this determination, our Board considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Meetings and Attendance

In 2020, the Board held 12 meetings (including regularly scheduled and special meetings) and acted by unanimous written consent 4 times. Each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our Board on which he or she served during the periods that he or she served.

Typically, in conjunction with the regularly scheduled meetings of the Board, the independent directors also meet in executive sessions outside the presence of management. The independent Chairman of our Board, among other responsibilities, presides over such meetings.

Although we do not have a formal policy regarding annual meeting attendance by members of our Board, we encourage our directors to attend. All directors attended our 2020 Annual Meeting of Stockholders.

Board Committees

Our Board has established an Audit Committee, a Compensation Committee, a Credit Risk and Finance Committee, a Nominating and Corporate Governance Committee and an Operational Risk Committee. The current composition and responsibilities of each of the committees of our Board are described below. Members will serve on these committees until their resignation or until otherwise determined by our Board. Each of these committees has a written charter, which, along with our Corporate Governance Guidelines, are available on our website at http://ir.lendingclub.com under the heading “Corporate Governance.”

Director	Audit Committee	Compensation Committee	Credit Risk and Finance Committee	Nominating and Corporate Governance Committee	Operational Risk Committee
Susan Athey				Chair	✓
Allan Landon	✓	✓	✓
Timothy Mayopoulos	✓				Chair
Patricia McCord		✓		✓
John C. (Hans) Morris			Chair	✓
Erin Selleck	✓		✓		✓
Simon Williams	Chair		✓
Michael Zeisser		Chair		✓

Audit Committee

The members of our Audit Committee are Allan Landon, Timothy Mayopoulos, Erin Selleck and Simon Williams (chair). All of the members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the NYSE. Our Board has determined that Mr. Williams and Mr. Landon are each an Audit Committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of the NYSE. While other members of our Audit Committee may have the expertise to be designated an audit committee financial expert, the Board made a specific finding only as it relates to Mr. Williams and Mr. Landon.

In addition, Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an Audit Committee of a listed company may not, other than in his or her capacity as a member of the Audit Committee, the Board or any other committee of the Board (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or (ii) be an affiliated person of the listed company or any of its subsidiaries.

LENDINGCLUB CORPORATION | 14

2021 PROXY STATEMENT | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

All of the members of our Audit Committee are independent directors as defined under the applicable rules and regulations of the SEC and the NYSE.

Our Audit Committee oversees financial risk exposures, including monitoring the integrity of our consolidated financial statements, internal controls over financial reporting, our internal audit function and the independence of our independent registered public accounting firm. Our Audit Committee receives internal control-related assessments and reviews and discusses our annual and quarterly consolidated financial statements with management. In fulfilling its oversight responsibilities with respect to compliance matters affecting financial reporting, our Audit Committee meets at least quarterly with management, our internal audit department, our independent registered public accounting firm, our internal legal counsel and compliance department to discuss risks related to our financial risk exposures.

During 2020, our Audit Committee held 9 meetings.

Compensation Committee

The members of our Compensation Committee are Allan Landon, Patricia McCord and Michael Zeisser (chair). All of the members of our Compensation Committee are independent under the applicable rules and regulations of the SEC and the NYSE.

Our Compensation Committee oversees our executive officer and director compensation arrangements, plans, policies and programs and administers our cash-based and equity-based compensation plans and arrangements for employees generally. From time to time and as it deems appropriate, our Compensation Committee may delegate its authority to subcommittees and, with respect to non-executive officer compensation, to our officers.

During 2020, our Compensation Committee held 8 meetings and acted by unanimous written consent 6 times.

Credit Risk and Finance Committee

The members of our Credit Risk and Finance Committee are Allan Landon, John C. (Hans) Morris (chair), Erin Selleck and Simon Williams.

Our Credit Risk and Finance Committee was formed in February 2021 and assists our Board in its oversight of our key risks, including credit, market, interest rate and liquidity risk, as well as the guidelines, policies and processes for monitoring and mitigating such risks. The Credit Risk and Finance Committee assists the Board in monitoring the Company’s risk management system, including ensuring that it is commensurate with the Company’s size, complexity and risk profile.

Because the Credit Risk and Finance Committee was formed in 2021, it did not meet or act by unanimous written consent in 2020.

Nominating and Corporate Governance Committee

The members of our Nominating and Corporate Governance Committee are Susan Athey (chair), Patricia McCord, John C. (Hans) Morris and Michael Zeisser. All of the members of our Nominating and Corporate Governance Committee are independent under the applicable rules and regulations of the NYSE.

Our Nominating and Corporate Governance Committee seeks to ensure that our Board is properly constituted to meet its statutory, fiduciary and corporate governance oversight. Our Nominating and Corporate Governance Committee will advise our Board on corporate governance matters and board performance matters, including making recommendations regarding director nominations and new appointments, the structure and composition of our Board and Board committees and developing, recommending and monitoring compliance with corporate governance guidelines and policies and our code of conduct and ethics.

During 2020, our Nominating and Corporate Governance Committee held 4 meetings and acted by unanimous written consent 1 time.

Operational Risk Committee

The members of our Operational Risk Committee (formerly our Risk Committee) are Susan Athey, Timothy Mayopoulos (chair) and Erin Selleck. Our Operational Risk Committee assists our Board in its oversight of our key risks, including technology and security (including cybersecurity risk), strategic, legal, regulatory (other than related to our financial statements), compliance and operational risks, as well as the guidelines, policies and processes for monitoring and mitigating such risks.

During 2020, our Operational Risk Committee held 4 meetings and acted by unanimous written consent 2 times.

LENDINGCLUB CORPORATION | 15

2021 PROXY STATEMENT | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Skills and Experience

Our nominees and continuing directors provide a balanced mix of skills and attributes to best oversee our business. Although the Board currently believes that its members have the necessary skills and expertise, the Board regularly monitors the evolution of the Company and the fintech industry and as part of its refreshment process evaluates its ability to continue to provide necessary skills and experience.

Continuing Directors	Susan Athey	Thomas Casey Chief Financial Officer	Allan Landon	Timothy Mayopoulos	Patricia McCord	John C. (Hans) Morris Independent Chairman	Scott Sanborn Chief Executive Officer	Erin Selleck	Michael Zeisser
Skills & Experience
Consumer Banking		✓	✓	✓		✓		✓
Consumer Internet	✓	✓			✓	✓	✓		✓
Financial Markets	✓	✓	✓	✓		✓	✓	✓	✓
Legal / Regulatory			✓	✓	✓	✓		✓
Marketing / PR	✓				✓		✓
Compensation / Employee Matters		✓	✓		✓	✓	✓		✓
Public Board Experience	✓		✓	✓		✓		✓	✓
Risk Management	✓		✓	✓		✓		✓
Technology / Product	✓	✓			✓	✓	✓		✓

Additional Governance Measures

Clawback Policy. In September 2017, the Board adopted an Incentive Recoupment Policy (the “Clawback Policy”), which was enhanced in December 2019. The Clawback Policy provides the Board the right to recoup certain executive incentive compensation in the event of an accounting restatement of the Company’s consolidated financial statements resulting from material non-compliance with any financial reporting requirements under the securities laws. Incentive compensation that may be subject to the Clawback Policy includes any compensation that is granted, earned or vested based wholly or in part upon the attainment of any financial reporting measure. In December 2019, the Clawback Policy was enhanced to align with best practices by covering instances of management fraud or misconduct that result in significant reputational harm unrelated to a financial restatement.

Stock Ownership Guidelines. The Compensation Committee adopted stock ownership guidelines in December 2017 and enhanced the guidelines in December 2019. Under the guidelines, the CEO should hold equity with a value of six times base salary; the CFO should hold equity with a value of three times base salary; and all other Section 16 executives should hold equity with a value of two times base salary. Executives are permitted five years from the later of the adoption of the enhanced guidelines or the date of hiring to meet the holding requirements. Prior to meeting the holding requirements, such executives are not permitted to sell more than fifty percent of the after-tax value from any equity vesting event. All executives are in compliance with this policy, and either meet the suggested ownership levels currently or have additional time to accumulate equity to meet the ownership levels.

Hedging and Pledging Policy. The Company’s insider trading policy prohibits directors, officers, and other employees from engaging in transactions in publicly-traded options (such as puts and calls) and other derivative securities relating to our common stock. This policy prohibits short sales and extends to cover any hedging or similar transaction designed to decrease the risks associated with holding our securities. In addition, our officers and directors are prohibited from pledging any of our securities as collateral for a loan and from holding any of our securities in a margin account.

LENDINGCLUB CORPORATION | 16

2021 PROXY STATEMENT | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Option Repricing Policy. Although the Company has discontinued the use of stock options, a number of stock options remain outstanding and certain of such stock options have per share exercise prices in excess of the current per share price of the Company’s common stock. Although the Company has no intention to reprice these outstanding underwater stock options, in response to stockholder feedback to migrate the Company’s compensation and governance policies to best practices, in December 2019, the Company amended its stock plans to require a stockholder vote to approve repricing any outstanding stock option.

Gross Up and Minimum Vesting Period Policies: In December 2019 the Company adopted a number of policies intended to be responsive to stockholder feedback encouraging the Company to evolve certain compensation related policies to more closely align with best practices. In addition to those described above, the Company adopted: (i) a policy requiring that all new hire employee equity awards have a minimum vesting cliff of at least 1-year, subject to certain limited exceptions, and (ii) a policy prohibiting tax gross-ups for Section 16 executives, other than for imputed income in connection with a relocation.

Business Conduct and Ethics Policy

Our Board adopted a business conduct and ethics policy that applies to all of our employees, officers and directors, including our CEO, CFO and our other executive officers. The full text of the business conduct and ethics policy is posted on the investor relations section of our website at http://ir.lendingclub.com under the heading “Corporate Governance.” We intend to disclose future amendments to certain provisions of our business conduct and ethics policy, or waivers of provisions contained therein, on our website or in public filings.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee are or have at any time during the past fiscal year been one of our officers or employees. None of our executive officers currently serve or in the past fiscal year have served as a member of the Board or Compensation Committee of any entity that has one or more executive officers serving on our Board or our Compensation Committee.

Information Regarding Our Directors

The following table sets forth the names, ages and certain other information for each of the directors with terms expiring at the Annual Meeting (who are also nominees for election as a director at the Annual Meeting) and for each of the continuing members of our Board:

Director Nominees	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term for Which Nominated
Allan Landon(1)(2)(3)	I	73	Director	2021	2021	2024
Timothy Mayopoulos(1)(5)	I	62	Director	2016	2021	2024
Patricia McCord(2)(4)	I	67	Director	2017	2021	2024
Continuing Directors
Susan Athey(4)(5)	II	50	Director	2018	2022	—
Thomas Casey	III	58	CFO and Director	2021	2023	—
John C. (Hans) Morris(3)(4)	II	62	Director	2013	2022	—
Scott Sanborn	III	51	CEO and Director	2016	2023	—
Erin Selleck(1)(3)(5)	II	64	Director	2021	2022	—
Michael Zeisser(2)(4)	III	56	Director	2019	2023	—

(1)Member of the Audit Committee

(2)Member of the Compensation Committee

(3)Member of the Credit Risk and Finance Committee

(4)Member of the Nominating and Corporate Governance Committee

(5)Member of the Operational Risk Committee

LENDINGCLUB CORPORATION | 17

2021 PROXY STATEMENT | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Note that under Proposal Four of this Proxy Statement, the Company is proposing to amend its Restated Certificate of Incorporation to provide that any director elected to the Board after the date of the Annual Meeting be elected for a term expiring at the next annual meeting of stockholders.

Nominees for Director

Allan Landon joined our Board in February 2021. Since 2011, Mr. Landon has served as Assistant Dean and Adjunct Professor at David Eccles School of Business, University of Utah. His teachings cover business leadership and banking courses and help develop experiential learning programs. He also directs the Utah Center for Financial Services. From July 2011 to July 2018, Mr. Landon was Operating Partner at Community BanCapital and CBC Management GP, an Investment Management company. From 2004 to 2010, Mr. Landon served as Chairman and Chief Executive Officer of Bank of Hawaii. Before joining Bank of Hawaii, Mr. Landon was the Chief Financial Officer of First American Bank. Earlier Mr. Landon was a partner with Ernst & Young, serving public and privately-owned community, regional banks and other financial institutions. Mr. Landon is a member of the Boards of Directors of State Farm Mutual Automobile Insurance and Whistic, Inc. Mr. Landon holds a B.S. from Iowa State University. Mr. Landon was chosen to serve on our Board because of his extensive experience in the banking and financial services industry.

Timothy J. Mayopoulos joined our Board in August 2016. Since January 2019, Mr. Mayopoulos has been President of Blend Labs, Inc., a privately held enterprise software company making consumer lending simpler, faster and safer. From 2012 to 2018, Mr. Mayopoulos served as President and Chief Executive Officer of Fannie Mae, one of the largest providers of mortgage credit in the United States. Mr. Mayopoulos joined Fannie Mae in 2009 in the wake of the financial crisis. He initially served as Fannie Mae’s General Counsel, and in 2010 was named Chief Administrative Officer. He was promoted to CEO in June 2012, and, in that role, led the company’s support of the U.S. housing market and its efforts to create a better housing finance system for the future. Before joining Fannie Mae, Mr. Mayopoulos was General Counsel of Bank of America, held senior management positions at Donaldson, Lufkin & Jenrette, Credit Suisse First Boston and Deutsche Bank, and practiced law at Davis Polk & Wardwell. Mr. Mayopoulos is a member of the Boards of Directors of Blend Labs, Inc., Science Applications International Corporation (SAIC) and Valon Technologies, Inc. He is a graduate of Cornell University and the New York University School of Law. Mr. Mayopoulos was chosen to serve on our Board because of his extensive experience in the financial, legal and regulatory sectors.

Patricia McCord joined our Board in December 2017. Ms. McCord served as Chief Talent Officer of Netflix, Inc. from 1998 to 2012. Prior to Netflix, Ms. McCord was Human Resources Director at Pure Atria from 1994 through 1997 where she managed all human resources functions and directed all management development programs. Ms. McCord was a Human Resources Manager at Borland from 1992 through 1994 and Diversity Programs Manager at Sun Microsystems from 1988 through 1992. Ms. McCord was chosen to serve on our Board because of her extensive human resources and development programs experience.

Continuing Directors

Susan Athey joined our Board in March 2018. Since 2013, Ms. Athey has served as The Economics of Technology Professor at Stanford Graduate School of Business. Her research and teaching cover the economics of the internet and digital marketplaces, marketplace design, auctions, platform businesses, online advertising, the news media, financial technology, big data, and statistical methods for causal inference. From 2006 to 2012, Ms. Athey taught in the economics department at Harvard University. In 2007, Ms. Athey received the John Bates Clark Medal. Ms. Athey was elected to the National Academy of Science in 2012 and to the American Academy of Arts and Sciences in 2008. Ms. Athey also serves on the board of directors of Expedia Group, Inc. and several privately held companies. Ms. Athey received her bachelor’s degree from Duke University in economics, computer science, and mathematics and her Ph.D. in economics from Stanford University. She also holds an honorary doctorate from Duke University. Ms. Athey was chosen to serve on our Board because of her extensive experience with marketplace design, platform strategy, big data, and financial technology.

Thomas Casey has served as our Chief Financial Officer since September 2016 and joined our Board in February 2021. Mr. Casey was previously the Executive Vice President and Chief Financial Officer at Acelity L.P. Inc., a medical device company, from November 2014 to August 2016 and was responsible for the entire range of financial functions, including financial accounting, reporting, and planning and analysis. From 2009 to July 2013, Mr. Casey was Executive Vice President and Chief Financial Officer for Clear Channel Outdoor, Inc., an advertising company. He has also served as Executive Vice President and Chief Financial Officer of Washington Mutual, Inc., Vice President of General Electric Company and Senior Vice President and Chief Financial Officer of GE Financial Assurance. Mr. Casey holds a B.S. degree in accounting from King’s College in Wilkes-Barre, PA. Mr. Casey was chosen as a member of our Board because of the perspective he brings as Chief Financial Officer and his experience with and knowledge of our Company and the banking industry.

LENDINGCLUB CORPORATION | 18

2021 PROXY STATEMENT | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

John C. (Hans) Morris joined our Board in February 2013. Mr. Morris is the managing partner of Nyca Partners, a venture capital company focused on fintech established in 2014. From January 2010 until January 2014, he served as a managing director and special advisor at General Atlantic, a growth equity firm. Mr. Morris was previously President of Visa, Inc. from 2007 to 2009. Prior to Visa, Mr. Morris spent 27 years at Citigroup, Inc., a banking and financial services company, and its predecessor companies in various leadership positions, with his final position as Chief Financial Officer and Head of Finance, Technology and Operations for Citi Markets and Banking. Mr. Morris also serves on the board of directors of six privately held companies. Mr. Morris holds a B.A. in government from Dartmouth College. Mr. Morris was chosen to serve on our Board because of his extensive experience in the banking and financial services industry and his financial expertise.

Scott Sanborn has served as our Chief Executive Officer since June 2016. Mr. Sanborn previously served as our President from April 2016 to May 2017, Chief Operating and Marketing Officer from April 2013 to March 2016 and Chief Marketing Officer from May 2010 to March 2013. From November 2008 to February 2010, Mr. Sanborn served as the Chief Marketing and Revenue Officer for eHealthInsurance, an e-commerce company. Mr. Sanborn holds a B.A. from Tufts University. Mr. Sanborn has significant executive and leadership experience and has been a driver of our strategy and growth for nearly 10 years and instrumental in transforming the Company from a small privately held company to a publicly traded company and industry leader. Mr. Sanborn was chosen as a member of our Board because of the perspective he brings as Chief Executive Officer and his experience with and knowledge of our Company and the fintech industry.

Erin Selleck joined our board in February 2021. Prior to her retirement in 2014, Ms. Selleck served as Senior Executive Vice President and Treasurer for MUFG Union Bank, a key subsidiary of Japan’s Mitsubishi UFJ Financial Group (MUFG), one of the world’s largest financial organizations. Her accomplishments at Union Bank include successfully guiding the bank through the 2008 financial crisis, growing the bank’s balance sheet, and navigating an increasingly challenging economic and regulatory environment in the banking industry. Before joining Union Bank, Ms. Selleck served as Vice President and Manager in Corporate Treasury at Bank of America. Ms. Selleck served on the board of Broadway Financial Corp/Broadway Federal Bank from 2015 until March 2021. Ms. Selleck holds a B.A. in Arts and an M.B.A. from University of California at Berkeley. Ms. Selleck was chosen to serve on our Board because of her extensive experience in the banking and financial services industry.

Michael Zeisser has been a member of our Board since September 2019. Mr. Zeisser currently serves as the Managing Partner of FMZ Ventures, a growth equity investment fund focused on experienced economy and marketplace ecosystems. From 2013 to April 2018, Mr. Zeisser served in a number of capacities for the Alibaba Group, most recently as Chairman, U.S. Investments where he led Alibaba’s strategic investments outside of Asia. From 2003 to 2013, Mr. Zeisser served as Senior Vice President of Liberty Interactive Corporation, where he led investments in digital media, online gaming, and commerce. Prior to joining Liberty Media, Mr. Zeisser was a partner at McKinsey & Company. Mr. Zeisser also serves on the board of directors of several privately held companies. Previously, Mr. Zeisser served on the board of directors of Shutterfly, Trip Advisor, IAC, TIME Inc. and XO Group. Mr. Zeisser graduated from the University of Strasbourg, France and the J.L. Kellogg Graduate School of Management at Northwestern University. Mr. Zeisser was chosen to serve on our Board because of his extensive experience in corporate development, strategy and consumer marketplaces.

Considerations in Evaluating Director Nominees

In its evaluation of director candidates, our Nominating and Corporate Governance Committee considers the current size and composition of our Board and the needs of our Board and the respective committees of our Board. Some of the qualifications that our Nominating and Corporate Governance Committee considers include business experience, diversity characteristics (including gender, race and ethnic background) and the skills set forth in the director skills matrix on page 15.

Exceptional candidates who do not meet all of the above criteria may still be considered. Director candidates must have sufficient time available in the judgment of our Nominating and Corporate Governance Committee to perform all board of director and committee responsibilities. Members of our Board are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in our stockholders’ best interests.

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2021 PROXY STATEMENT | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, it considers diversity characteristics in identifying director nominees, including personal characteristics such as race and gender, as well as diversity in the experience and skills that contribute to the Board’s performance of its responsibilities in the oversight of our Company. Additionally, in its efforts to recruit members of the Board, the Nominating and Corporate Governance Committee will specifically direct any individuals or search firms assisting with recruitment to seek out potential candidates with diversity characteristics, including gender and racial diversity, to ensure that the Nominating and Corporate Governance Committee has considered a full array of qualified candidates. In making determinations regarding nominations of directors, our Nominating and Corporate Governance Committee also considers these and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, our Nominating and Corporate Governance Committee recommends to our full Board the director nominees for election.

Our Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating director nominees. Candidates may come to its attention through current members of our Board, professional search firms (which locate qualified candidates that meet the Nominating and Corporate Governance Committee’s criteria), stockholders or other persons. The Board does not distinguish between nominees recommended by stockholders and other nominees. However, stockholders desiring to nominate a director candidate at the Annual Meeting must comply with certain procedures. A stockholder of record can nominate a candidate for election to the Board by complying with the procedures in Article I, Section 1.11 of our bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by stockholders. Any nomination should be sent in writing to the Secretary, LendingClub Corporation, 595 Market Street, Suite 200, San Francisco, California 94105. Submissions must include the full name of the proposed nominee, complete biographical information, a description of the proposed nominee’s qualifications as a director, other information specified in our bylaws and a representation that the nominating stockholder is a beneficial or record holder of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected, along with an irrevocable resignation, contingent (i) on that nominee not receiving the required vote for election, and (ii) acceptance of that resignation by the Board in accordance with policies and procedures adopted by the Board for such purposes. All candidates are evaluated under the same process which is conducted by our Nominating and Corporate Governance Committee, and may be considered at any point during the year. Stockholders otherwise may recommend persons for the Board to consider for nomination. If any materials are provided by a stockholder in connection with the nomination or recommendation of a director candidate, such materials are forwarded to the Nominating and Corporate Governance Committee.

All proposals of stockholders that are intended to be presented by such stockholder at an annual meeting of Stockholders must be in writing and notice must be delivered to the Secretary at our principal executive offices no later than the close of business on the 75th day nor earlier than the close of business on the 105th day prior to the first anniversary of the preceding year’s annual meeting.

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2021 PROXY STATEMENT | DIRECTOR COMPENSATION

Director Compensation

Our non-employee director compensation program is described below. In addition, from time to time, we reimburse certain of our non-employee directors for reasonable travel and other expenses incurred in connection with attending our board and committee meetings. Mr. Sanborn, our Chief Executive Officer, and Mr. Casey, our Chief Financial Officer, receive no compensation for their service as directors. Our non-employee directors do not receive perquisites.

Equity Compensation

Each new non-employee member of our Board receives an equity award of RSUs in connection with his or her initial election or appointment to our Board having a grant date fair value equal to $250,000 that vests over four years, with $1,000 of the award vesting immediately to satisfy stock ownership requirements set forth by the federal banking regulations, 1/4th of the award vesting after one year and an additional 1/16th vesting each quarter thereafter (an “Initial Director Award”). Each continuing non-employee member of our Board receives on the date of our annual meeting of stockholders an equity award of RSUs having a grant date fair value of $150,000 that vests quarterly over one year (the “Annual Director Award”). Directors are not eligible to receive an Annual Director Award if they received an Initial Director Award in the same calendar year. In addition, our 2014 Equity Incentive Plan includes a cap on the size of equity awards that can be granted to a non-employee director in any calendar year.

Cash Compensation

Each non-employee director receives the annual cash retainers listed below based on their board and committee service. Committee chairpersons do not receive the committee member retainer in addition to the chairperson retainer.

Board and Committee Service	2020 Cash Retainer Amounts(1)
All Non-Employee Directors	$28,000/year
Non-Executive Board Chairman	$25,000/year
Audit Committee Chairperson	$25,000/year
Compensation Committee and Risk Committee Chairperson	$17,500/year
Nominating and Corporate Governance Chairperson	$10,000/year
Audit Committee Member	$12,500/year
Compensation Committee and Risk Committee Member	$8,000/year
Nominating and Corporate Governance Member	$5,000/year

(1)Reflects a $12,000 reduction in connection with COVID-19. The cash retainer amount for all non-employee directors reverted back to $40,000 as of January 1, 2021.

Cash retainers are generally paid after services are rendered instead of paid in advance. Specifically, non-employee directors typically receive a cash payment in June for services performed from January to June and a cash payment in December for services performed from July to December.

Director Stock Ownership Guidelines

Our director stock ownership guidelines provide that each non-employee director hold an equity stake (i.e., shares and/or equity awards) in our Company equal to at least $300,000 in value, within three years from the date of appointment or election to our Board. Compliance with these guidelines will be considered by our Nominating and Corporate Governance Committee when making recommendations to the Board regarding whether to nominate directors for re-election.

All of our non-employee director nominees and non-employee continuing directors are in compliance with this policy, and either meet the suggested ownership levels currently or have additional time to accumulate equity to meet the ownership levels.

COVID-19 Related Reductions to Director Compensation

In response to the effect of COVID-19 on the Company’s business, the base cash retainer non-employee directors received for 2020 service on the Board was reduced by 30% from $40,000 to $28,000. The cash retainer amount for all non-employee directors reverted back to $40,000 as of January 1, 2021.

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2021 PROXY STATEMENT | DIRECTOR COMPENSATION

2020 Director Compensation

The following table provides information regarding the total compensation paid or awarded in 2020 to each of our non-employee directors who served during 2020. Mr. Sanborn received no compensation for his 2020 service on our Board because he is an employee director.

Director	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)	Stock Awards ($)(2)(3)	Total ($)
Susan Athey	48,500	—	150,003	198,503
Daniel Ciporin	53,500	—	150,003	203,503
Kenneth Denman	48,500	—	150,003	198,503
Timothy Mayopoulos	50,500	—	150,003	200,503
Patricia McCord	41,000	—	150,003	191,003
John C. (Hans) Morris	75,500	—	150,003	225,503
Simon Williams(4)	61,000	—	150,003	211,003
Michael Zeisser	41,000	—	150,003	191,003

(1)Reflects amounts paid in 2020. With the exception of Mr. Williams who requested that he continue to be paid under the pre-payment cadence, cash retainers are now paid after services are rendered instead of paid in advance (as described above).

(2)Amounts reflect the aggregate grant date fair value of the RSUs granted in 2020, without regard to forfeitures, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation. Assumptions used in the calculation of this amount are included in “Note 16. Employee Incentive and Retirement Plans” to the Consolidated Financial Statements included in our Annual Report. This amount does not reflect the actual economic value realized by each director.

(3)Represents an Annual Director Award having a value of $150,000 (rounded up to the nearest whole RSU) for continuing non-employee directors.

(4)Includes $36,500 for prepayment of a portion of 2021 service on the Board.

Options and RSUs Held

The following table sets forth the aggregate number of options and RSUs held as of December 31, 2020 by each individual who served as a non-employee director during 2020:

	As of December 31, 2020
Director	Total Options Held	Total RSUs Held
Susan Athey	—	12,976
Daniel Ciporin(1)	—	12,976
Kenneth Denman(1)	—	15,129
Timothy Mayopoulos	—	12,976
Patricia McCord	—	12,976
John C. (Hans) Morris	252,758	12,976
Simon Williams	64,000	12,976
Michael Zeisser	—	24,669

(1)Each of Messrs. Ciporin and Denman resigned from the Board and all Committees of the Board on February 1, 2021. In connection with their resignations, the Board accelerated the vesting of RSUs held by each of Messrs. Ciporin and Denman that would otherwise have vested in February 2021, which resulted in the acceleration of 6,488 RSUs held by Mr. Ciporin and 7,206 RSUs held by Mr. Denman.

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2021 PROXY STATEMENT | EXECUTIVE OFFICERS

EXECUTIVE OFFICERS

Executive Officers

The following table identifies certain information about our current executive officers. Each executive officer serves at the discretion of our Board and holds office until his or her successor is duly appointed or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Scott Sanborn	51	Chief Executive Officer
Thomas Casey	58	Chief Financial Officer
Annie Armstrong	43	Chief Risk Officer
Valerie Kay	54	Chief Capital Officer
Bahman Koohestani	59	Chief Technology Officer
Ronnie Momen	53	Chief Consumer Banking Officer
Brandon Pace	48	Chief Administrative Officer and Corporate Secretary

For biographical information regarding Mr. Sanborn and Mr. Casey, please refer to the section titled “Information Regarding Our Directors” above.

Annie Armstrong has served as our Chief Risk Officer since March 2020. From September 2018 to March 2020, Ms. Armstrong served as Global Head of Financial Risk at Uber Technologies, Inc. From October 2007 to September 2018, Ms. Armstrong served in various capacities at KPMG, including as Partner, FinTech Practice Leader from September 2015 to September 2018. Ms. Armstrong holds a B.S. degree in Integrated Science and Technology from James Madison University.

Valerie Kay has served as our Chief Capital Officer since July 2018. Ms. Kay previously served as our Senior Vice President of our Investor Group from September 2016 to June 2018. From 1996 to August 2016, Ms. Kay served in various positions at Morgan Stanley, including the last 12 years as a Managing Director in Global Capital Markets. Ms. Kay holds a B.A. in economics from Vassar College.

Bahman Koohestani has served as our Chief Technology Officer since May 2018. From December 2014 to May 2018, Mr. Koohestani served as Chief Technology Officer of Thomson Reuters/Clarivate Analytics. From August 2010 to May 2014, Mr. Koohestani served as Executive Vice President and Chief Technology Officer of NexTag. Prior to joining NexTag, Mr. Koohestani served in executive roles at various leading technology and fintech companies, including PayPal, Inc. and Orbitz Worldwide, Inc. Mr. Koohestani holds a B.Sc. in computer science from York University.

Ronnie Momen has served as our Chief Consumer Banking Officer since November 2020. From July 2018 to November 2020, Mr. Momen served as our Chief Lending Officer. From September 2017 to March 2018, Mr. Momen served as Chief Credit Officer of GreenSky, Inc. From November 2015 to September 2017, Mr. Momen served as Executive Vice President, Head of Credit Risk, Consumer Credit Solutions at Wells Fargo & Company. From 1998 to September 2015, Mr. Momen served in various positions at HSBC Holdings, including the last three years as Executive Vice President, Americas Head of Risk for Retail Banking & Wealth Management. Mr. Momen holds a B.A. in engineering and management science from the University of Cambridge.

Brandon Pace has served as our Chief Administrative Officer and Corporate Secretary since November 2020. From March 2019 to November 2020, Mr. Pace served as our General Counsel and Corporate Secretary. Mr. Pace previously served as our Interim General Counsel from December 2018 to February 2019 and Senior Vice President of Legal from December 2016 to November 2018. From April 2010 to December 2016, Mr. Pace served in various legal positions at eBay, Inc., which for many years owned what is now PayPal Holdings, Inc., most recently as Vice President, Deputy General Counsel. Prior to joining eBay, Inc., Mr. Pace spent years in private practice at a number of international law firms representing technology companies. Mr. Pace holds a B.A. in history from Brigham Young University and a J.D. from George Washington University.

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2021 PROXY STATEMENT | EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This section describes our executive compensation philosophy, objectives and design, our compensation-setting process, our executive compensation components and the decisions made in 2020 for our named executive officers (“NEOs”), who were the following executive officers during 2020:

•Scott Sanborn, our Chief Executive Officer;

•Thomas Casey, our Chief Financial Officer;

•Annie Armstrong, our Chief Risk Officer;

•Bahman Koohestani, our Chief Technology Officer;

•Ronnie Momen, our Chief Consumer Banking Officer; and

•Steven Allocca, our former President.

The compensation provided to our NEOs for 2020 is set forth in detail in the Summary Compensation Table and other tables and the accompanying footnotes, and the narrative in this section.

Executive Summary

LendingClub was founded in 2006 to transform the banking industry by leveraging technology, data science and a marketplace model. We started by bringing a traditional credit product, the installment loan, into the digital age and became the largest provider of unsecured personal loans in the United States.

On February 1, 2021, LendingClub completed the acquisition of Radius, whereby LendingClub became a bank holding company and formed LendingClub Bank as its wholly-owned subsidiary, through which we now operate the vast majority of our business. With the acquisition, we combined the complementary strengths of the Company’s digital lending capabilities with an award-winning digital bank. LendingClub’s customers, or our “members”, can gain access to a broader range of financial products and services designed to help them digitally manage their lending, spending and savings.

Since launching, more than 3 million individuals have become members, and thereby joined the Club, to help reach their financial goals. With the capabilities Radius possesses, the Company intends to enhance consumer engagement by offering a broader range of products and services aimed at supporting our members and further improving their financial health. In addition to serving our members, the acquisition of Radius enables us to offer products and services to commercial customers, as well as to continue to serve the broad range of institutional investors for our unsecured personal loans and auto loans, and for our patient and education finance loans. Investors provide capital to enable the funding of loans in exchange for earning competitive risk adjusted returns. Our marketplace enables efficient credit decisioning, pricing, servicing and support operations.

To execute on our vision, grow the business responsibly and create value for our stockholders, it is critical that we have a sophisticated, dedicated and committed management team, overseen by an independent board with substantial and relevant expertise.

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2021 PROXY STATEMENT | EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS

2020 Stockholder Engagement Regarding Compensation Matters

The Company engages with stockholders regularly and conducted multiple engagement efforts in 2020 and 2021. These outreach efforts included soliciting feedback on our compensation practices from many of the governance departments of our largest institutional stockholders. Consistent with prior years, members of our management team participated in these conversations and stockholders were also offered the opportunity to speak with a member of our Board of Directors. In the Winter of 2020/2021, we reached out to the governance groups of stockholders representing, in aggregate, an estimated 45% of the economic interest (i.e., including derivative positions) in our then outstanding shares and were able to meet with the governance groups of stockholders representing approximately 17% of our shares then outstanding. In addition to these conversations, we maintain ongoing dialogue with many of our investors through our investor relations program. In total, between the filings of our 2020 proxy statement and this 2021 proxy statement, we had conversations with stockholders holding, in aggregate, an estimated 61% of the economic interest in our outstanding shares.

Overall, a majority of the stockholders engaged expressed support for the Company’s compensation practices. In particular, stockholders appreciated the evolution of the Company’s programs and practices, including the adjustments made to the Company’s 2020 PBRSU program. Further the stockholders recognized the unique challenges COVID-19 presented to the Company’s business, the broader economy and the related necessity for companies to adjust compensation programs in 2020 accordingly. Finally, stockholders the Company engaged with appreciated the highly competitive environment in the San Francisco Bay Area, the transformational impact of the acquisition of Radius on the Company’s business, the need to support the successful execution and integration of the Radius transaction and business, and the importance of promoting retention among the executive team as the Company transitions to a regulated banking institution.

Our Board believes it is important to maintain an open dialogue with stockholders to understand their views on the Company, its strategy and its governance and compensation practices. Our Board has made a number of recent changes to the Company’s compensation practices and policies in response to stockholder feedback, including the following:

2020 Board Actions in Response to Stockholder Feedback

After a thorough review of its compensation practices and robust discussions with stockholders, the Board approved a number of meaningful changes to the Company’s 2020 executive compensation program, as well as further enhancements to our governance practices.

What We Heard in 2019	What We Did in 2020
PBRSU Performance Metrics
•That metrics for our PBRSU program be distinct from those in our annual bonus plan	•We implemented distinct metrics for our PBRSU program and annual bonus plan
PBRSU Performance Period
•That our PBRSUs have a longer performance period

•We lengthened the performance period for PBRSUs

○Performance period for TSR based awards increased from one year to three years

○Performance period for Adjusted EBITDA based awards increases from one year to two years with an additional 1-year time-based vesting period

TSR Goal Rigor and Weighting
•That TSR-based awards require above median performance and greater weighting towards TSR based awards	•Performance required for target payout of TSR-based awards increased from 50th percentile to 55th percentile •We increased the weight of the TSR metric for 2020 PBRSUs from 25% to 35%

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2021 PROXY STATEMENT | EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS

What We Heard in 2019	What We Did in 2020
PBRSU Weighting
•That our equity-based awards be more performance based	•We increased the weight of PBRSUs in our equity mix ○Our CEO’s equity awards are now 55% PBRSUs, up from 50% ○Other NEO equity awards are now 30% PBRSUs, up from 25%
Compensation Setting
•Interest in discussing our pay setting practices given our evolving business and market environment

•We enhanced the clarity of our 2020 proxy statement disclosure regarding our compensation programs and how performance results have impacted earned compensation levels

•Our 2020 PBRSU program reduced the maximum achievement by 75 percentage points from 200% to 125%

•We conducted a comprehensive peer review and made revisions to our peer group, with the composition of the peer group favoring banks and reflecting a material reduction in median market capitalization

Compensation Governance Provisions
•That we improve certain compensation governance practices

•We made adjustments to our existing policies and plans, including:

○Expanding our clawback policy to cover reputational harm

○Increasing our stock ownership guidelines

○Amended our stock plans to require a stockholder vote for any option repricing

•We also adopted a number of new policies, including:

○A policy prohibiting tax gross-ups for executives, with limited exceptions

○A policy requiring all new hire employee equity awards have a minimum vesting cliff of at least 1-year, with limited exceptions

2021 Board Actions in Response to Stockholder Feedback

The Company values continued discussions with and feedback from our stockholders. Although the feedback provided in 2020/2021 was substantially more limited (reflecting the positive reception to the changes in 2020 outlined above), the Board approved certain enhancements to our executive compensation and governance practices in 2021. The key points of feedback and changes we made to our compensation and governance practices in 2021 include:

What We Heard in 2020/2021	What We Did in 2021
Board Declassification
•Stockholders continue to support Board efforts to declassify director elections

•For the fourth consecutive year, the Board is recommending the phase out of our classified Board at this year’s Annual Meeting

•A similar proposal was recommended by the Board at the three prior annual meetings

○Despite active solicitation efforts by the Company and the support of many of our stockholders, the proposal has not yet received the requisite level of support to pass

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2021 PROXY STATEMENT | EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS

What We Heard in 2020/2021	What We Did in 2021
Supermajority Vote Requirement

•Some stockholders would prefer that we eliminate the supermajority vote requirement to amend our governing documents

•Stockholders also recognize LendingClub’s unique circumstances, including our concentrated stockholder base

•Our Board is committed to eliminating the supermajority vote provision in the future, and will put forth an amendment to remove it as soon as is practicable, and no later than 2023

○Our stockholder base is evolving in light of the Company’s acquisition of Radius and becoming a regulated financial institution, but still remains fairly concentrated, and accordingly under a majority vote standard, bylaw and charter amendments could pass with the support of a small number of stockholders, potentially to the detriment of other long-term stockholders

•Multiple significant stockholders supported waiting to eliminate the supermajority vote provision and supported the Company’s efforts to monitor and be mindful of the interests of minority stockholders and to defer putting forth an amendment to remove the supermajority vote provision until the changes in the composition of the Company’s stockholder base stabilized and became less concentrated

TSR Weighting
•Stockholders appreciate the alignment between the interests of executives and stockholders, and would like the Company to continue to evolve and enhance that alignment	•We are increasing the weight of the TSR metric for 2021 PBRSUs from 35% to 100% (i.e., the awards are entirely TSR based)

Impact of COVID-19 to Executive Compensation Programs

Consistent with prior practice, the Compensation Committee held a number of meetings in Q1 2020 to, among other things, discuss the Company’s 2020 executive compensation program, including the 2020 annual bonus program and 2020 PBRSU program. Many of these discussions and potential program changes the Compensation Committee considered were in part motivated by and responsive to feedback received from the Company’s stockholders in 2019. These discussions and meetings were held without the benefit of being able to consider the substantial impact of COVID-19 on our business and the broader economy. In response to COVID-19, the Company implemented the following compensation related adjustments.

Element	Adjustment
Headcount Reductions

•In April 2020, the Company implemented a restructuring plan which included a reduction in workforce of approximately 460 employees

•In connection with the restructuring plan the Company terminated positions across the Company, including the position previously held by Steven Allocca, one of our NEOs, and accordingly his final day of employment with the Company was on May 12, 2020

Base Salary Reductions

•In connection with the April 2020 restructuring plan, the Company implemented salary reductions across various job grades, which included a 30% salary reduction for our CEO and a 25% salary reduction for our other NEOs

•These reductions to employee compensation were reverted on January 1, 2021

2020 PBRSU Program

•The 2020 PBRSU program was implemented largely as expected and disclosed in the Company’s 2020 proxy statement

•The Compensation Committee decided to utilize Adjusted EBITDA as a metric in-lieu of Adjusted Net Income, given the material impact of COVID-19 to the Company’s 2020 profitability as further described below

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2021 PROXY STATEMENT | EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS

Element	Adjustment
2020 Annual Incentive Program

•Historically the Company has utilized revenue and Adjusted EBITDA as the metrics under its annual incentive program (i.e., corporate bonus program) and set target performance at the high-end of publicly disclosed guidance

•In 2020, the Company withdrew guidance due to the impact of COVID-19 on its business and the broader economy

•In light of the extensive and adverse impact of the COVID-19, the Compensation Committee approved a 2020 corporate bonus program that contained qualitative metrics designed to measure progress against a broad array of initiatives and priorities and quantitative metrics specifically tailored to the facilitation and execution of the Radius acquisition, which was one of the Company’s key strategic priorities

Prudent Equity Utilization

•In light of the adverse impact of COVID-19 on the Company’s business and stock price, the Compensation Committee deemed it prudent and consistent with stockholder feedback to reduce the overall utilization of equity awards and thereby reduce the resulting compensation expense and dilution

•The Compensation Committee reduced the target size of 2021 time-based restricted stock unit awards company-wide (including for our NEOs) by 25% and made a corresponding reduction in the total vesting schedule of 1 year (such that the awards now vest over a 3-year period). This change was designed to balance retention and reflect typical employee tenure, while also having the effect of reducing overall equity utilization in the Company’s compensation programs.

•Additionally, in 2021 employees (other than Company executives, including the NEOs) were provided the opportunity to elect to receive a portion of their 2021 restricted stock unit award in the form of a cash award. This program was designed to enable employees to individualize their compensation to fit their particular needs and preferences, while also having the effect of reducing overall equity utilization in the Company’s’ compensation programs.

Executive Compensation Aligned with Corporate Results

We believe that our compensation approach supports our objective of focusing on “at risk” compensation, reflecting an opportunity for financial upside based on company and individual performance and no or reduced payouts when we do not meet our performance goals. Our emphasis on equity awards provides a direct link between stockholder interests and the interests of our executive officers, thereby motivating our executive officers to focus on increasing our value over the long term. Below is a summary of our 2020 executive compensation program. We began granting PBRSUs to our CEO in 2017 and have since expanded the program to our entire executive team. In response to stockholder feedback, in 2020 and 2021 we significantly enhanced our PBRSU program, as described in the “Stockholder Engagement & Responsiveness” section above.

2020 Executive Compensation Program

Element	Form	Description	Performance Link
Base Salary	Cash

Salaries are competitive and appropriate based on the size of the Company, the industry in which we operate, and the complexity of our business, and represent the only element of our compensation program that is not “at risk”

Target Annual Cash Bonus	Cash	Cash bonuses motivate our executive officers to achieve pre-defined annual financial and operational goals that support our long-term business strategy	Liquidity and expense management (75%) and closing Radius acquisition (25%), with no payouts if threshold performance not met; final amounts may be adjusted to reflect individual performance

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2021 PROXY STATEMENT | EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS

Element	Form	Description	Performance Link
Target Equity-Based Compensation	RSUs	Long-term equity aligns compensation with stockholders’ long-term interests	Stock price performance over a four-year vesting period
PBRSUs

•PBRSUs earned only if rigorous performance thresholds are met, with target and maximum amounts subject to stretch goals

•PBRSU achievement targets based on pre-determined relative TSR (35%) measured over three years and Adjusted EBITDA (65%) goals measured over two years

•One year of additional time-based vesting on earned portion of Adjusted EBITDA awards further aligns executives’ interests with those of long-term stockholders’

Pay Outcomes Demonstrate Strong Alignment between Pay and Performance

Our orientation towards “at risk” compensation provides a direct link between stockholder interests and the interests of our executive officers and is intended to result in a reduction from target compensation in the event our performance goals are not met. The below graphic shows the composition of our CEO’s compensation and the percent that is considered “at-risk”, demonstrating strong alignment in our compensation structure between pay and performance.

Compensation Philosophy and Principles

To achieve our mission to create an online marketplace for consumer credit, we must hire and retain a highly talented team of professionals with deep experience in technology and financial services to quickly build new products, bolster our investor base and engage our customers. We also expect our executive team to possess and demonstrate exceptional leadership, innovative thinking and prudent risk management. We are also operating in a highly competitive market for talent and our compensation program must be designed to retain our top talent in the face of well-funded, aggressive competitors for talent.

In developing our compensation program, the Compensation Committee reviews market trends and compensation practices with the assistance of its third-party compensation consultant. FW Cook has been retained by the Compensation Committee to assist the Compensation Committee and management to assess and calibrate our executive pay levels and relative mix of cash and equity compensation relative to public company market norms. The Compensation Committee evaluates our executive compensation program at least annually and more frequently if circumstances change related to our business objectives and the competitive environment for talent.

Central to our compensation philosophy is to incentivize and reward the achievement of strategic and financial goals of the Company, which we believe in turn should correlate to an increase in stockholder value over the longer term. To that end, we believe that competitive compensation packages include a combination of base salaries, annual cash bonus opportunities and long-term incentive opportunities in the form of equity awards that are earned over a multi-year period. We approach the design and implementation of our executive compensation program with emphasis on the following principles:

•recruit and retain an exceptional executive team;

•incentivize and reward the achievement of strategic and financial goals of the Company, with an emphasis on long-term goals;

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•utilize compensation elements that are directly linked to achievement of corporate objectives, stockholder value creation and individual performance; and

•align the interests of our executives with those of our stockholders.

Compensation-Setting Process

Role of Management. The Compensation Committee looks to our CEO to make preliminary recommendations regarding compensation for our executive officers other than himself because of his daily involvement with our executive team. As to the CEO, the Compensation Committee works closely with the Committee’s independent compensation consultant, our Chief People Officer and our legal department to gather data on competitive market practices and to evaluate potential modifications to our compensation program. No executive officer participates directly in the final deliberations or determinations regarding his or her own compensation package.

Role of Our Compensation Committee. Our Compensation Committee oversees all aspects of our compensation program for executive officers, including base salaries, annual cash bonus opportunities and payouts under our annual bonus plan, and the size and design (including the achievement of performance objectives where applicable) of equity awards. The Compensation Committee is also responsible for determining the compensation for our CEO and making recommendations to the Board regarding non-employee director compensation. During 2020, our Compensation Committee held 8 meetings and acted by unanimous written consent 6 times, reflecting the time and attention allocated by the Compensation Committee in evaluating and adjusting the Company’s executive compensation program in light of stockholder feedback and COVID-19.

Compensation Governance. Our Compensation Committee seeks to ensure sound executive compensation practices to adhere to our pay-for-performance philosophy while appropriately managing risk, supporting retention and aligning our compensation with the creation of long-term value for our stockholders. During 2020, our Compensation Committee:

•was comprised solely of independent directors under the NYSE listing standards;

•conducted an annual review and approved our compensation strategy; and

•retained discretion on annual bonus payouts and certain other compensation arrangements to enable it to respond to unforeseen events and adjust compensation as appropriate.

Role of Compensation Consultant. During 2020, FW Cook provided the following services:

•advised on our non-employee director compensation policies and market practices among publicly-traded companies; and

•advised on our executive compensation policies and market practices among publicly-traded companies.

FW Cook did not provide any services to us other than the services described above. In December 2020, the Compensation Committee assessed the independence of FW Cook pursuant to SEC and NYSE rules and concluded that no conflict of interest exists that would prevent FW Cook from independently advising the Compensation Committee.

Use of Comparative Market Data

We aim to compensate our executive officers at levels that are commensurate with the levels of compensation for executives in similar positions at a group of peer companies set forth below, with whom we compete for hiring and retaining executive talent. The Compensation Committee uses comparative market data to understand current market levels, trends and practices.

In early Fall 2020 our Compensation Committee selected our current compensation peer group. Although locating comparable companies in size, scope and ambition has been challenging given the Company’s unique strategy and business model, the Compensation Committee decided to focus its selection among companies in the banking, financial and technology sectors. The Compensation Committee considered public companies whose business is based in the United States and whose shares are listed on a national securities exchange in the United States, because compensation practices vary widely internationally. Further the Compensation Committee considered the revenue, net income and market capitalization of these companies, with a particular focus on companies with significant operations in the San Francisco Bay Area to reflect local conditions and demand for talent. In our final selection, our Compensation Committee believed it appropriate to select peer companies with financial metrics both above and below our own. We also considered the comparability of our business model, organizational complexities, and operating history.

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Based on this assessment, in 2020, our Compensation Committee decided to use the following peer group of companies:

A10 Networks, Inc.	Meta Financial Group, Inc.
Avaya Holdings Corp.	MobileIron, Inc.
Axos Financial, Inc.	Pacific Mercantile Banccorp
Banc of California, Inc.	Pacific Premier Bancorp, Inc.
Blucora, Inc.	PRA Group, Inc.
Enova International, Inc.	The Bancorp, Inc.
Green Dot Corporation	TriCo Bancshares
Hope Bancorp, Inc.	TriState Capital Holdings, Inc.

When reviewing and updating the peer group in 2020, the Compensation Committee decided in particular to add a number of companies in the banking industry to better reflect our business after the then pending acquisition of Radius. Accordingly, the allocation of banks within our peer group increased from 4 companies or 25% of the peer group to 8 companies or 50% of the peer group. The Compensation Committee continued to include companies in the finance non-bank and technology industries to better reflect the scope of our business model and the breadth of companies with whom we compete with for talent. The allocation of peer companies among bank, finance-non-bank and technology industries is as follows:

Prior Peer Group

4, 25%
8, 50%
4, 25%
Technology
Banks
Finance (non-Banks)

Revised Peer Group

3, 19%
5, 31%
8, 50%
Technology
Banks
Finance (non-Banks)

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When selecting our peer group, the Compensation Committee factored market capitalization and financial profile into the selection process in response to stockholder feedback provided during our 2019 stockholder outreach effort. Overall the Compensation Committee was able to retain a peer group that appropriately reflects our position at the intersection of traditional banks, finance non-banks and technology companies, while reducing the median market capitalization of the peer group at the time of selection from approximately $1.8 billion to approximately $820 million. Below is a summary of the changes to our peer group.

Our Compensation Committee is committed to conducting periodic reviews of our peer group, typically once every other year, and expects to conduct a full review of our peer group in 2022. For 2020 compensation decisions, the Compensation Committee utilized the 2018 peer group as the 2020 peer group had not been selected at the time of such decisions.

The Compensation Committee seeks to compensate our executive officers at a level that would allow us to successfully retain the best possible talent to manage and grow our business and drive productivity and efficiency. In setting executive compensation the Compensation Committee periodically assesses how compensation for our executive officers compares against those of our peer group. Our weighting of cash and equity, including our allocation towards equity and between RSUs and PBRSUs, was discussed with and supported by our stockholders.

In addition to considering this data, in making compensation decisions, the Compensation Committee also considered the scope of responsibility of each executive officer, our current practice of maintaining appropriate differentiation between the cash packages of our executive officers, as well as the CEO’s and Compensation Committee’s assessment of each executive officer’s performance and impact on the organization. The Compensation Committee believes that the level of target compensation provided to our NEOs was necessary to attract the exceptional talent required to lead the Company, especially through the transformation to a regulated banking institution and in the highly competitive San Francisco Bay Area labor market.

Role of Stockholder Advisory Vote on Executive Compensation

At our 2020 Annual Meeting of Stockholders, we held a non-binding advisory vote on the compensation of our NEOs, commonly referred to as a “say-on-pay” vote. Approximately 96% of the votes cast by stockholders, excluding abstentions and broker non-votes, were voted in favor of our say-on-pay proposal. In addition, as discussed in the section entitled “2020 Stockholder Engagement Regarding Compensation Matters” above on page 24, in the Winter of 2020/2021 we met with several significant stockholders to understand their perspectives on our current executive compensation program. Our Compensation Committee is appreciative of the 2020 say-on-pay vote outcome, and considered the result and the feedback from investors in evolving our executive compensation program in 2021. The Compensation Committee will consider the outcome of future say-on-pay votes as we evolve our executive compensation philosophy, objectives and design.

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Executive Compensation Elements

Elements of Executive Compensation. Our 2020 NEO compensation packages include:

•base salary;

•annual cash bonus opportunity; and

•equity-based compensation in the form of RSUs and PBRSUs.

We believe that our compensation mix supports our objective of focusing on “at-risk” compensation having significant financial upside based on stockholder return and both Company and individual performance. We expect to continue to emphasize equity awards because of the direct link that equity compensation provides between stockholder interests and the interests of our executive officers, thereby motivating our executive officers to focus on increasing value over the long term.

Base Salary. We believe that competitive base salaries are a necessary element of overall compensation in order to attract and retain highly qualified executive officers. While we believe that compensation for the executive team should be weighted towards long-term equity compensation, we recognize the need to broadly align salaries with our peers and the companies we compete with for talent. As we have grown and recruited new executive officers for key roles, we have made competitive adjustments. We believe that the base salaries we offer are appropriate for a publicly traded company based in the San Francisco Bay Area and given the sophistication and complexity of our business.

Name	2020 Annualized Base Salary (Pre-COVID)	2020 Annualized Base Salary (Post-COVID)(1)
Scott Sanborn	$500,000	$350,000
Thomas Casey	$425,000	$318,750
Annie Armstrong	$335,000	$251,250
Bahman Koohestani	$375,000	$281,250
Ronnie Momen	$365,000	$273,750
Steven Allocca(2)	$450,000	n/a

(1)Reflects a 30% reduction in the base salary of our CEO, Scott Sanborn, and a 25% reduction in the base salaries of our other NEOs (other than Mr. Allocca), each in connection with COVID-19. The salary reductions were implemented in April 2020 and lapsed in January 2021.

(2)Mr. Allocca’s employment with the Company terminated in May 2020, and therefore he did not have a reduced base salary in connection with COVID-19.

The Compensation Committee reviews base salaries on at least an annual basis and may adjust them from time to time, if needed, to reflect changes in market conditions, or other factors. In 2020, Mr. Momen received a base salary increase of $15,000 to reflect his increasing contributions. In 2021, Mr. Momen received a further increase of $30,000 to his base salary to reflect his promotion earlier in the year to and his expanded responsibilities. None of our other NEOs received an adjustment to base salary in 2020 or have thus far received an adjustment in 2021.

Annual Cash Bonuses. We typically use cash bonuses to motivate our executive officers, including NEOs, to achieve our annual financial and operational goals. Historically the Company has utilized revenue and Adjusted EBITDA as the performance objectives and set target performance at the high end of the Company’s publicly announced guidance. In response to COVID-19’s effect on the business and related uncertainty with respect to the scope of the pandemic and its effects, the Company withdrew guidance in 2020 before the Compensation Committee had approved the annual bonus program. Accordingly, given the circumstances resulting from COVID-19 and the shifting Company priorities as a result, the Compensation Committee approved a 2020 corporate bonus program that contained: (i) qualitative metrics designed to measure progress against a broad array of initiatives and priorities and (ii) quantitative metrics specifically tailored to the facilitation and execution of the Radius acquisition, which was one of the Company’s key strategic priorities. The funding of the Company wide annual bonus program is based on the achievement of the quantitative and qualitative metrics and then ultimately subject to the discretion of the Compensation Committee. Actual NEO bonuses reflect funding of the bonus program, and any discretionary modification based on individual achievement during the year.

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Quantitative Metrics. In 2020, our Compensation Committee selected 2020 exit liquidity and second-half 2020 overhead expenses as the two quantitative measures used to determine the funding of the annual bonus program for 2020. These measures were selected as each was necessary for positioning the Company financially to successfully manage the impacts of COVID-19, execute on the acquisition of Radius and capitalize the resulting banking subsidiary, which were the Company’s key strategic priorities. Each of these measures was weighted equally and combined they account for 75% of the funding of the bonus pool. The funding of the remaining 25% of the bonus program was tied to the closing of the Radius acquisition and accordingly the bonus program was to be funded by an additional 2,500 basis points (i.e., 25%) if the Company closed the Radius acquisition before the payout of the 2020 corporate bonuses. Our Compensation Committee believed that the achievement of the performance metrics would require excellent leadership, effective management and a clear focus on driving and achieving results during a period of uncertainty. The following charts detail the quantitative metrics in the 2020 annual cash bonus program, as well as actual achievement.

2020 Annual Cash Bonus Program – Financial Metrics*
Measure / Weighting	Minimum Performance	Target Performance	Maximum Performance	Actual Performance	% of Target Achieved
FY’20 Exit Liquidity (50%)	$340 million	$350 million	$360 million	$525 million	37.5%
2H Overhead Expenses (50%)	$94 million	$89 million	$84 million	$82 million	37.5%
Payout Percentage	25%	50%	75%	—	75%

*Straight-line interpolation for achievement between minimum and maximum, with program funding at 0% in the event of below minimum performance.

2020 Annual Cash Bonus Program – Radius Acquisition
Measure	Target Performance	Actual Performance	% of Target Achieved
Radius Acquisition	Close Before Payout of Bonuses	Close February 1, 2021 (Pre-Payout)	25%
Payout Percentage	25%	—	25%

Qualitative Metrics. Given the unique quantitative metrics used in our 2020 annual cash bonus program, the Compensation Committee also adopted a set of qualitative metrics that were intended to measure broader company performance and be used to inform whether upward or downward discretion by the Compensation Committee was warranted. The qualitative metrics are detailed below, and as noted the Compensation Committee determined that each of the metrics was achieved.

1.	Execute Against Bank Charter Initiative ✓File draft application(s),complete exam(s), remediate any findings ✓Mobilize workforce to prepare and execute against integration plans ✓Maintain sufficient capital to purchase Radius and fund bank ✓Establish closing date for Radius acquisition	3.

Innovate Investor Products and Protect Investor Returns

✓Create new return forecasting methodology

✓Maintain positive platform returns

✓Obtain at least $800m in H2 2020 platform volume

✓Create new and/or expanded channels for investors

2.	Advance Borrower Systems and Infrastructure ✓Implement borrower related systems ✓Develop and implement hardship and payment plans ✓Implement new credit decisioning platform/model ✓Maintain service levels	4.

Position Company for Future Growth

✓Re-size fixed expense base and enhance vendor efficiency

✓Re-establish growth without relying on Company balance sheet

✓Develop and test products intended to deliver more stable returns

✓Adjust compensation plan to drive retention of key employees

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Individual Performance Measures. We expect a high level of performance from each of our executive officers in carrying out his or her respective responsibilities and each executive officer is evaluated based on his or her overall performance. Our CEO evaluates each executive officer’s individual performance (other than his own) and compensation level and, for purposes of determining annual cash bonus payouts, makes a recommendation to our Compensation Committee. The Compensation Committee ultimately determines the individual performance for all NEOs. The impact of individual performance on an individual NEO’s bonus amount modifies the amount otherwise payable based on actual corporate achievement. The maximum upward discretionary adjustment is 50% for a total of 150% of the target amount; however, there is no limitation on the downward discretionary adjustment (i.e., the Compensation Committee retains the discretion to pay an individual NEO zero bonus regardless of corporate achievement).

For 2020, the NEOs showed extraordinary leadership in navigating a challenging economic environment, stabilizing the business from the effects of COVID-19, protecting platform investor returns, positioning the Company for future growth and executing against the acquisition of Radius.

Annual Cash Bonuses for the 2020 Performance Period

In early 2021, our Compensation Committee reviewed our actual performance for the year ended December 31, 2020 against the pre-determined goals set forth in the Annual Cash Bonus Program and described above. The Compensation Committee determined that we achieved 100%, applied no discretion upwards or downwards to the overall funding of the program and funded our bonus program at 100% of target.

2020 Annual Cash Bonus Program
Measure	Actual Performance	Discretion Applied	Actual Funding
Financial Metrics	75%	No	75%
Radius Acquisition	25%	No	25%
Qualitative Metrics	Achieved	No	n/a
Funding	100%	—	100%

Based on performance against the pre-defined metrics described above and in recognition of their significant individual contributions in furthering the Company’s performance and execution of the Radius acquisition, all of our NEOs received a payment under the annual incentive plan at the actual corporate funding level of 100% (i.e., the Compensation Committee did not apply any discretion (upwards or downwards) on the individual bonus payments to our NEOs based on their individual performance).

The following table sets forth the 2020 annual cash bonuses paid in the first quarter of 2021 to each of our NEOs, other than Mr. Allocca who was not eligible to receive a 2020 annual cash bonus because his employment terminated prior to the payment date for the 2020 bonus program:

Name	Eligible Salary ($)	Bonus Target (%)	Bonus Target ($)	Bonus Achievement (%)	Total Bonus Payout ($)
Scott Sanborn	500,000	100	500,000	100	500,000
Thomas Casey	425,000	75	318,750	100	318,750
Annie Armstrong	217,750	65	173,007	100	173,007
Bahman Koohestani	375,000	65	243,750	100	243,750
Ronnie Momen	356,000	65	237,250	100	237,250

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Equity Compensation

Typically, most of our executive officers’ target total direct compensation is delivered through equity awards. This approach aligns our executive team’s contributions with our stockholders’ long-term interests, attracts executives of the highest caliber and retains them for the long term. In granting annual equity awards, the Compensation Committee considers, among other things, the executive officer’s cash compensation, the need to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value, our financial results, an evaluation of the expected and actual performance of each executive officer, his or her individual contributions and responsibilities and market conditions.

2020 Equity Awards

Restricted Stock Units

Based on guidance from our internal research and FW Cook with respect to the practices of our peer group, and the recommendations of Mr. Sanborn (who did not participate in discussions regarding his own equity compensation), on the individual performance of each of the NEOs, the Compensation Committee granted equity awards as part of our Company-wide annual equity program, in the form of RSUs and PBRSUs (discussed in more detail below), to each of our NEOs. On February 26, 2020, the Compensation Committee granted 215,931 RSUs to Mr. Sanborn, 201,536 RSUs to Mr. Casey, 184,741 RSUs to Mr. Allocca, 100,768 RSUs to Mr. Koohestani and 107,486 RSUs to Mr. Momen. The RSUs vest over four years, with 1/16th of the RSUs vesting on May 25, 2020, and an additional 1/16th of the RSUs vesting each quarter thereafter, subject to continued service through each vesting date.

In connection with her hiring as Chief Risk Officer in 2020, on May 26, 2020, the Compensation Committee granted 380,435 RSUs to Ms. Armstrong. The RSUs vest over four years, with 1/4th of the RSUs vesting on May 25, 2021, and an additional 1/16th of the RSUs vesting each quarter thereafter, subject to continued service through each vesting date. The RSUs granted to Ms. Armstrong were intended to recognize the critical role Ms. Armstrong is expected to have in the future success of the Company and were made in light of the competitive recruiting environment and significant unvested equity that she forfeited to join the Company.

With respect to Mr. Casey, his RSUs granted in 2020 provide for an additional year of vesting following a termination of service, subject to certain criteria, including a minimum number of years of age and service with the Company and certain transition assistance.

Performance-Based Restricted Stock Units

2019-2021 Program Design

In our conversations with stockholders this past year, many expressed support for the structure of our 2020 PBRSU program, particularly for multi-year performance periods. In response to stockholder feedback, in 2021 the Committee increased alignment with the Company’s stockholders by weighting 2021 PBRSUs to be entirely in the form of total stockholder return (“TSR”) based awards. The below graphic illustrates the evolution of our PBRSU program from 2019 to 2021.

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	2019 PBRSU Design	2020 PBRSU Design	2021 PBRSU Design
Overall Weight	•CEO: 50% of equity •NEOs: 25% of equity	•CEO: 55% of equity •NEOs: 30% of equity	•CEO: 55% of equity •NEOs: 30% of equity
Metrics & Weights	•25% Relative TSR, with target payout requiring 50th percentile performance	•35% Relative TSR, with target payout requiring 55th percentile performance	•100% Relative TSR, with target payout requiring 55th percentile performance
	•75% Profitable Growth (Revenue & EBITDA Margin)	•65% Adjusted EBITDA
Performance Period	•1-year performance period + additional 2-year time-based vesting period	•TSR: 3-year performance period •Adjusted EBITDA: 2-year performance period + additional 1-year time-based vesting period	•TSR: 3-year performance period
Maximum Achievement	•200% of target	•125% of target	•125% of target

The Company closely monitors and evaluates the structure of its PBRSU program and will continue doing so as the Company and the financial services space matures and evolves.

2020 Program Participation

For 2020, 55% of the grant date fair value of equity awards granted to the CEO and 30% of the grant date fair value of equity awards granted to our other NEOs was in the form of PBRSUs. These awards were structured so that the PBRSUs would become earned only to the extent that certain pre-established performance targets were met for the 2020 performance period. The performance targets for the 2020 PBRSUs were relative TSR and Adjusted EBITDA. The performance period is January 1, 2020 to December 31, 2021 for the Adjusted EBITDA performance metric and June 1, 2020 to May 31, 2023 for the TSR performance metric. The Compensation Committee established performance targets for the 2020 award of PBRSUs based on TSR relative to the KBW stock market index and Adjusted EBITDA, with TSR weighted at 35% and Adjusted EBITDA at 65%, respectively, of the grant date fair value of the award.

Adjusted EBITDA is a non-GAAP financial measure and as used in our 2020 PBRSU program is defined as net income(loss), as adjusted to exclude certain items that are either non-recurring, do not contribute directly to management’s evaluation of its operating results, or non-cash items including: (1) cost structure simplification expense, (2) goodwill impairment, (3) legal, regulatory and other expense related to legacy issues, (4) acquisition and related expenses, (5) other items (including certain non-legacy litigation and/or regulatory settlement expenses, restructuring charges, gains on disposal of certain assets and expenses resulting from the COVID-19 pandemic), (6) depreciation, impairment and amortization expense, (7) stock-based compensation expense, (8) income tax expense (benefit) and (9) the impact, if any, from the application of the Current Expected Credit Losses (CECL) accounting methodology.

If the performance targets are met at the end of the performance period, any TSR based earned PBRSUs immediately vest and any Adjusted EBITDA based earned PBRSUs would be subject to time-vesting over one-year, with 25% vesting on May 25, 2022 and an additional 25% vesting each quarter thereafter. Any unearned PBRSUs would be forfeited. With respect to Mr. Casey, his PBRSUs granted in 2020 provide for an additional year of vesting credit on any earned shares following a termination of service, subject to certain criteria, including a minimum number of years of age and service with the Company and certain transition assistance.

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On July 6, 2020, Mr. Sanborn, Mr. Casey, Ms. Armstrong, Mr. Koohestani and Mr. Momen were granted a total of 589,051, 192,781, 192,781, 96,391 and 102,817 target PBRSUs respectively. The PBRSUs granted in 2020 remain within the performance period and therefore at this time none of these PBRSUs have been earned or forfeited.

2019 Program Achievement

In Q1 2020 the Compensation Committee determined that 51% of the PBRSUs granted in 2019 were earned and subject to time-based vesting, and that the remaining 49% of 2019 PBRSUs were forfeited.

2019 PBRSU Program - Achievement Table*
Measure / Weighting	Threshold Performance	Target Performance	Maximum Performance	Actual Performance	% of Target Achieved
TSR (25%)	25th percentile	50th percentile	80th percentile	~27th percentile	29.2%
Profitable Growth (75%)	20%	32%	40%	27%	58.3%
Payout Percentage	25%	100%	200%	—	51.0%

*Straight-line interpolation for achievement between threshold and target or between target and maximum, with the entire portion of the award based on each metric being fully forfeited if the level of performance was below threshold for that metric.

Other Compensation Information

Thomas Casey Radius Bonus Payment

The Compensation Committee awarded Mr. Casey a one-time cash bonus in Q1 2020 in connection with entering into an agreement to acquire Radius. The Compensation Committee deemed that the cash bonus was warranted given that Mr. Casey played a key leadership role in the transaction, without the benefit of an internal corporate development department and in addition to his other job responsibilities.

Annie Armstrong Signing Bonus

The Compensation Committee awarded Ms. Armstrong a one-time cash signing bonus in connection the commencement of her employment with the Company. The Compensation Committee deemed that the cash bonus was warranted to secure Ms. Armstrong’s employment with the Company given the critical role Ms. Armstrong is expected to have in the future success of the Company and in light of the competitive recruiting environment.

Steven Allocca Severance Payments

In connection with Mr. Allocca’s termination of employment in May 2020, he received $812,822 in separation related payments, which consisted of: (i) a lump sum payment equal to six months of his base salary, (ii) a lump sum payment of equal to the pro-rated amount of his bonus as if he had been employed through the 2020 calendar year and (iii) six monthly cash payments equal to his monthly COBRA premium. Mr. Allocca was entitled to these payments pursuant to the terms of his existing employment agreement with the Company and none of these payments were negotiated for or voluntarily provided by the Company in connection with Mr. Allocca’s termination of employment.

Benefits Programs

Our employee benefits programs, including our 401(k) plan and health and well-being programs, are designed to provide a competitive level of benefits to our employees, including our executive officers and their families. We adjust our employee benefit programs as needed based on regular monitoring of applicable laws and practices and the competitive market. Our executive officers are entitled to participate in the same employee benefit plans, and on the same terms and conditions, as all other full-time employees.

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Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not generally provide perquisites to our executive team. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive in the performance of his or her duties, to make our executive team more efficient and effective and for recruitment, motivation or retention purposes.

Employment Agreements

We have entered into employment agreements with each of the NEOs. These agreements provide for “at-will” employment and generally include the NEO’s initial base salary, an initial equity award and an indication of eligibility for an annual cash incentive award opportunity. These employment agreements also provide for payments upon a qualifying termination of employment, including in connection with a change in control of our Company. We believe that entering into these arrangements will help our executives maintain continued focus and dedication to their responsibilities to help maximize stockholder value if there is a potential transaction that could involve a change in control of our Company. For a summary of the material terms and conditions of these agreements, see “Executive Compensation – Employment Agreements,” below.

162(m) Tax Deductibility; 280G Excise Taxes and 409A Deferred Compensation

Section 162(m) of the Internal Revenue Code generally limits our annual corporate tax deduction for compensation paid to each of our “covered employees” to $1 million. “Covered employees” include anyone who served as chief executive officer or chief financial officer during any part of a year and the next three most highly compensated named executive officers for that year. In addition, once a person is considered a “covered employee,” that person remains a covered employee in all subsequent years (including after the person leaves our service or changes roles). The American Rescue Plan Act of 2021 updated Section 162(m) of the Internal Revenue Code, effective in 2026, to expand the number of “covered employees” subject to the $1 million deduction limit to include the next five highest compensated employees of the company; however this new group of employees will not retain the perpetual “covered employee” status and will be determined annually. Consequently, we generally will not be entitled to a U.S. tax deduction for compensation paid in any year to our named executive officers and our other “covered employees” in excess of $1 million. Our Compensation Committee believes that it should not be constrained by the requirements of Section 162(m) where those requirements may impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, our Compensation Committee has not adopted a policy that requires that all compensation be deductible and, accordingly, income recognized from equity or other awards may be non-deductible. Our Compensation Committee continues to assess the impact of the amendments to Section 162(m) and other changes contained in the Tax Cuts and Jobs Act and the American Rescue Plan Act of 2021 on the Company’s executive compensation programs in the future and, in any event, retains the discretion to provide compensation which may not be deductible by reason of Section 162(m).

We have not provided or committed to provide any NEO with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G or Section 409A of the Internal Revenue Code. Section 280G and related sections of the Internal Revenue Code provide that an executive officer and certain persons who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control that exceeds certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Section 409A of the Internal Revenue Code also imposes additional significant taxes on the individual in the event that an executive officer, director or service provider of certain types receives “deferred compensation” that does not meet the requirements of Section 409A of the Internal Revenue Code.

Accounting Considerations

We account for stock-based compensation in accordance with FASB ASC Topic 718 Compensation – Stock Compensation, which requires us to recognize compensation expense for share-based payments. The Compensation Committee regularly considers the accounting implications of significant compensation decisions, including taking into account FASB ASC Topic 718 in determining the amounts of equity compensation awards granted to executives and employees.

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Compensation Risk Assessment

Our management team evaluates and mitigates any risk that may exist relating to our compensation plans, practices and policies for all employees, including our NEOs. Management assesses all of our executive, sales and broad-based compensation plans to determine if any provisions or practices create undesired or unintentional risk of a material nature. This risk assessment process includes a review of plan design, including business drivers and performance measures. Incentive compensation plan design varies across our business based on differing goals established for particular business functions. Incentive compensation targets are reviewed annually and adjusted as necessary to align with our company performance goals and overall compensation to ensure an appropriate balance between fixed and variable pay components and between short- and long-term incentives. Our management has concluded that these policies and practices do not create risk that is reasonably likely to have a material adverse effect on us.

Additional Governance Measures

Clawback Policy. In September 2017, the Board adopted an Incentive Recoupment Policy (the “Clawback Policy”), which was enhanced in December 2019. The Clawback Policy provides the Board the right to recoup certain executive incentive compensation in the event of an accounting restatement of the Company’s consolidated financial statements resulting from material non-compliance with any financial reporting requirements under the securities laws. Incentive compensation that may be subject to the Clawback Policy includes any compensation that is granted, earned or vested based wholly or in part upon the attainment of any financial reporting measure. In December 2019, the Clawback Policy was enhanced to align with best practices by covering instances of management fraud or misconduct that result in significant reputational harm unrelated to a financial restatement.

Stock Ownership Guidelines. The Compensation Committee adopted stock ownership guidelines in December 2017 and enhanced the guidelines in December 2019. Under the guidelines, the CEO should hold equity with a value of six times base salary; the CFO should hold equity with a value of three times base salary; and all other Section 16 executives should hold equity with a value of two times base salary. Executives are permitted five years from the later of the adoption of the enhanced guidelines or the date of hiring to meet the holding requirements. Prior to meeting the holding requirements, such executives are not permitted to sell more than fifty percent of the after-tax value from any equity vesting event. All executives are in compliance with this policy, and either meet the suggested ownership levels currently or have additional time to accumulate equity to meet the ownership levels.

Hedging and Pledging Policy. The Company’s insider trading policy prohibits directors, officers, and other employees from engaging in transactions in publicly-traded options (such as puts and calls) and other derivative securities relating to our common stock. This policy prohibits short sales and extends to cover any hedging or similar transaction designed to decrease the risks associated with holding our securities. In addition, our officers and directors are prohibited from pledging any of our securities as collateral for a loan and from holding any of our securities in a margin account.

Option Repricing Policy. Although the Company has discontinued the use of stock options, a number of stock options remain outstanding and certain of such stock options have per share exercise prices in excess of the current per share price of the Company’s common stock. Although the Company has no intention to reprice these outstanding underwater stock options, in response to stockholder feedback to migrate the Company’s compensation and governance policies to best practices, in December 2019, the Company amended its stock plans to require a stockholder vote to approve repricing any outstanding stock option.

Gross Up and Minimum Vesting Period Policies: In December 2019 the Company adopted a number of policies intended to be responsive to stockholder feedback encouraging the Company to evolve certain compensation related policies to more closely align with best practices. In addition to those described above, the Company adopted: (i) a policy requiring that all new hire employee equity awards have a minimum vesting cliff of at least 1-year, subject to certain limited exceptions, and (ii) a policy prohibiting tax gross-ups for Section 16 executives, other than for imputed income in connection with a relocation.

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2021 PROXY STATEMENT | EXECUTIVE COMPENSATION – COMPENSATION TABLES

Compensation Tables

Summary Compensation Table

The following table provides information regarding the compensation earned by each of our NEOs during the year ended December 31, 2020, and, to the extent required under the SEC executive compensation disclosure rules, the years ended December 31, 2019 and 2018:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Scott Sanborn	2020	400,000	—	5,000,004	—	500,000	6,920	5,906,924
Chief Executive Officer	2019	500,000	—	5,123,439	—	490,000	5,000	6,118,439
	2018	500,000	—	5,024,014	—	520,000	5,000	6,049,014

Thomas Casey	2020	354,167	100,000	3,000,009	—	318,750	6,230	3,779,156
Chief Financial Officer	2019	425,000	—	3,037,033	—	312,375	7,625	3,782,033
	2018	425,000	—	4,009,609	—	385,000	870,100	5,689,709

Annie Armstrong	2020	209,375	150,000	3,000,005	—	173,007	—	3,532,387
Chief Risk Officer

Bahman Koohestani(5)	2020	312,500	—	1,500,007	—	243,750	1,648	2,057,905
Chief Technology Officer	2019	375,000	—	1,518,533	—	238,875	328	2,132,736
	2018	237,216	50,000	4,000,001	—	165,000	26	4,452,243

Ronnie Momen(5)	2020	299,792	—	1,600,008	—	234,813	5,000	2,139,613
Chief Consumer Banking Officer	2019	350,000	—	1,500,006	—	222,950	5,000	2,077,956
	2018	160,417	—	3,500,003	—	125,000	24	3,785,444
			—
Steven Allocca(6)	2020	163,636	—	1,925,001	—	—	812,822	2,901,459
Former President	2019	450,000	—	2,530,875	—	330,750	733	3,312,358
	2018	450,000	300,000	2,500,001	—	350,000	187,332	3,787,333

(1)The amounts reported in this column for 2020 reflect a one-time discretionary bonus payable to Mr. Casey in connection with the signing of the merger agreement to acquire Radius Bancorp, Inc. and a one-time sign-on bonus payable to Ms. Armstrong in connection with her joining the Company.

(2)The amounts reported in this column do not reflect the amounts actually received by our NEOs. The amounts instead reflect the aggregate grant date fair value of RSUs and/or PBRSUs, as applicable, granted during the applicable fiscal year, computed in accordance with the FASB ASC Topic 718. Assumptions used in the calculations for RSUs and PBRSUs granted during 2020 are included in “Note 16. Employee Incentive and Retirement Plans” to the Consolidated Financial Statements included in our Annual Report. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The grant date fair value for RSUs is measured based on the closing fair market value of our common stock on the date of grant. For Mr. Sanborn, Mr. Casey, Ms. Armstrong, Mr. Koohestani and Mr. Momen the amounts reported for 2020 includes the grant date fair value of PBRSUs granted in July 2020, based on the probable outcome of the performance conditions to which such PBRSUs are subject to which is the target level of performance. Assuming the maximum level of performance is achieved under the applicable performance measures for the PBRSU awards, the grant date fair value of the PBRSU awards granted to Mr. Sanborn, Mr. Casey, Ms. Armstrong, Mr. Koohestani and Mr. Momen is $3,733,112, $1,221,748, $1,221,748, $610,879 and $651,607, respectively. Mr. Allocca was not granted PBRSUs in 2020. For more information regarding the 2020 equity awards, including the PBRSUs, see “Compensation Discussion and Analysis – Executive Compensation Elements – Equity Compensation – 2020 Equity Awards.”

(3)The amounts reported in this column represent annual cash bonuses that were earned during the specified year and paid in the following year. For more information regarding the awards for 2020, see “Compensation Discussion and Analysis – Executive Compensation Elements – Annual Cash Bonuses.”

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2021 PROXY STATEMENT | EXECUTIVE COMPENSATION – COMPENSATION TABLES

(4)The amounts reported in this column for 2020 include the following:

(i)Matching contributions made by the Company to the Company’s 401(k) savings plan in the amount of $5,000 for each of Messrs. Sanborn, Casey and Momen;

(ii)Parking benefits for Messrs. Sanborn, Casey and Koohestani;

(iii)Well-fitness benefits for Messrs. Allocca and Koohestani, for their participation in a wellness program available to all Company employees; and

(iv)Severance payments made to Mr. Allocca in connection with his termination of employment and pursuant to the terms of his employment agreement with the Company. For more information regarding the severance, see “Compensation Discussion and Analysis – Other Compensation Information – Steven Allocca Severance Payments.”

(5)Messrs. Koohestani and Momen were each a named executive officer in 2018, but not 2019.

(6)Mr. Allocca’s employment with the Company terminated on May 12, 2020.

Grants of Plan-Based Awards in 2020

The following table sets forth certain information regarding grants of plan-based awards to our NEOs during 2020.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Scott Sanborn	Cash	N/A	62,500	500,000	750,000				—	—
	RSUs	02/26/20	—	—	—				215,931	2,250,001
	PBRSUs	07/06/20	—	—	—	52,885	589,051	736,314	—	2,750,003

Thomas Casey	Cash	N/A	39,844	318,750	478,125				—	—
	RSUs	02/26/20	—	—	—				201,536	2,100,005
	PBRSUs	07/06/20	—	—	—	17,308	192,781	240,976	—	900,004

Annie Armstrong	Cash	N/A	21,626	173,007	259,511				—	—
	RSUs	05/26/20	—	—	—				380,435	2,100,001
	PBRSUs	07/06/20	—	—	—	17,308	192,781	240,976	—	900,004

Bahman Koohestani	Cash	N/A	30,469	243,750	365,625				—	—
	RSUs	02/26/20	—	—	—				100,768	1,050,002
	PBRSUs	07/06/20	—	—	—	8,654	96,391	120,489	—	450,000

Ronnie Momen	Cash	N/A	29,352	234,813	352,219				—	—
	RSUs	02/26/20	—	—	—				107,486	1,120,004
	PBRSUs	07/06/20	—	—	—	9,231	102,817	128,521	—	480,004

Steven Allocca(4)	RSUs	02/26/20	—	—	—				184,741	1,925,001

(1)Awards are granted under the Annual Cash Bonus program. As disclosed in “Compensation Discussion and Analysis – Executive Compensation Elements – Annual Cash Bonuses” above, the non-equity incentive plan does provide for a minimum payout of 12.5% for each of the two quantitative metrics. Accordingly, the threshold amount disclosed for the award assumes a minimum payout for one of the quantitative metrics and no payout for the other, which is 12.5% of target. “Target” is a dollar value based on the NEO’s target bonus percentage and base salary in effect on January 1, 2021, which was the date used to calculate eligible wages under the Annual Cash Bonus program. This amount assumes achievement of target corporate and individual performance measures and is pro-rated for the period employed during 2020. The maximum award is 150% of target for all NEOs. Actual non-equity incentive plan awards received for the fiscal 2020 period were $500,000, $318,750, $173,007, $243,750 and $243,813 for Mr. Sanborn, Mr. Casey, Ms. Armstrong, Mr. Koohestani and Mr. Momen, respectively. For more information regarding the achievement of these non-equity incentive plan awards, see “Compensation Discussion and Analysis – Executive Compensation Elements – Annual Cash Bonuses.”

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2021 PROXY STATEMENT | EXECUTIVE COMPENSATION – COMPENSATION TABLES

(2)Awards are granted under the 2014 Equity Incentive Plan. The indicated target and maximum amounts correspond to the number of PBRSUs that would be earned in the event that specified target and maximum levels, respectively, were achieved. With respect to the threshold level, the number of PBRSUs indicated assumes threshold performance for the “Adjusted EBITDA” criteria and below threshold performance for the “TSR” criteria, as that combination results in the minimum possible payout under the award. For more information regarding the PBRSUs, see “Compensation Discussion and Analysis – Executive Compensation Elements – Equity Compensation – 2020 Equity Awards – Performance-Based Restricted Stock Units.”

(3)The amounts reported in this column represent the aggregate grant date fair value of each award, without regard to forfeitures and computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of this amount are included in “Note 16. Employee Incentive and Retirement Plans” to the Consolidated Financial Statements included in our Annual Report. Note that the amounts reported in this column reflect the accounting cost for these awards and do not correspond to the actual economic value that may be received by the NEO. The grant date fair value for RSUs is measured based on the closing fair market value of our common stock on the date of grant. The amount reported for 2020 includes the grant date fair value of PBRSUs granted in 2020 based on the probable outcome of the performance conditions to which such PBRSUs are subject to. Assuming the maximum level of performance is achieved under the applicable performance measures for the PBRSU awards, the grant date fair value of the PBRSU awards granted to Mr. Sanborn, Mr. Casey, Ms. Armstrong, Mr. Koohestani and Mr. Momen is $3,733,112, $1,221,748, $1,221,748, $610,879 and $651,607, respectively. For more information regarding the PBRSUs and RSUs, see “Compensation Discussion and Analysis – Executive Compensation Elements – Equity Compensation – 2020 Equity Awards.”

(4)Mr. Allocca did not receive a non-equity incentive plan award for the fiscal 2020 period or a PBRSU award in 2020.

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2021 PROXY STATEMENT | EXECUTIVE COMPENSATION – COMPENSATION TABLES

2020 Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information regarding outstanding equity awards held by our NEOs that remained outstanding as of December 31, 2020.

		Option Awards					Stock Awards
							Time-Based			Performance-Based
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares or Units or Other Rights That Have Not Vested (#)(2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Scott Sanborn	10/16/2012	158,000	(3)	—	3.475	10/16/2022	—		—	—		—
	02/24/2014	270,188	(3)	—	24.95	02/24/2024	—		—	—		—
	02/26/2016	234,588	(3)	—	42.05	02/26/2026	—		—	—		—
	03/03/2016	11,899	(3)	—	47.80	03/03/2026	—		—	—		—
	02/24/2017	—		—	—		6,881	(4)	72,663	—		—
	02/24/2018	—		—	—		46,643	(5)	492,550	—		—
	02/24/2019	—		—	—		89,857	(6)	948,890	—		—
	02/24/2019	—		—	—		40,760	(7)	430,426	—		—
	02/26/2020	—		—	—		175,444	(8)	1,852,689	—		—
	07/06/2020	—		—	—		—		—	736,314	(9)	7,775,476

Thomas Casey	09/26/2016	207,669	(3)	—	30.55	09/26/2026	—		—	—		—
	02/24/2018	—		—	—		55,971	(5)	591,054	—		—
	02/24/2019	—		—	—		80,871	(6)	853,998	—		—
	02/24/2019	—		—	—		12,232	(7)	129,170	—		—
	02/26/2020	—		—	—		163,748	(8)	1,729,179	—		—
	07/06/2020	—		—	—		—		—	240,976	(9)	2,544,707

Annie Armstrong	05/26/2020	—		—	—		380,435	(10)	4,017,394	—		—
	07/06/2020	—		—	—		—		—	240,976	(9)	2,544,707

Bahman Koohestani	05/26/2018	—		—	—		89,021	(11)	940,062
	02/24/2019	—		—	—		40,436	(6)	427,004
	02/24/2019	—		—	—		6,118	(7)	64,606
	02/26/2020	—		—	—		81,874	(8)	864,589
	07/06/2020	—		—	—		—		—	120,489	(9)	1,272,364

Ronnie Momen	08/25/2018	—		—	—		79,753	(12)	842,192
	02/24/2019	—		—	—		53,915	(6)	569,342
	02/26/2020	—		—	—		87,333	(8)	922,236
	07/06/2020	—		—	—		—		—	128,522	(9)	1,357,192

(1)Calculated based on the closing price of $10.56 of our common stock on December 31, 2020.

(2)Represents PBRSUs granted in 2020 at the maximum level of performance.

(3)Fully vested.

(4)Becomes fully vested after four years, with 1/16th vesting on May 25, 2017, and 1/16th vesting quarterly thereafter.

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2021 PROXY STATEMENT | EXECUTIVE COMPENSATION – COMPENSATION TABLES

(5)Becomes fully vested after four years, with 1/16th vesting on May 25, 2018, and 1/16th vesting quarterly thereafter.

(6)Becomes fully vested after four years, with 1/16th vesting on May 25, 2019, and 1/16th vesting quarterly thereafter.

(7)Earned as a result of the Company’s achievement of certain performance criteria from January 1, 2019 through February 28, 2020. Becomes fully vested after approximately two years, with 1/4th vesting on May 25, 2020, and 1/8th vesting quarterly thereafter.

(8)Becomes fully vested after four years, with 1/16th vesting on May 25, 2020, and 1/16th vesting quarterly thereafter.

(9)Currently unearned and therefore not subject to vesting. For more information, see “Compensation Discussion and Analysis –Executive Compensation Elements – Equity Compensation – 2020 Equity Awards –Performance-Based Restricted Stock Units.”

(10)Becomes fully vested after four years, with 1/4th vesting on May 25, 2021, and 1/16th vesting quarterly thereafter.

(11)Becomes fully vested after four years, with 1/16th vesting on August 25, 2018, and 1/16th vesting quarterly thereafter

(12)Becomes fully vested after four years, with 1/16th vesting on November 25, 2018, and 1/16th vesting quarterly thereafter.

2020 Option Exercises and Stock Vested

The following table sets forth for each of our NEOs the number of shares of our common stock acquired and the aggregate value realized upon the exercise of stock options and the vesting of stock awards during 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Scott Sanborn	140,873	1,719,707	298,002	2,311,704
Thomas Casey	—	—	160,432	1,137,095
Annie Armstrong	—	—	—	—
Bahman Koohestani	—	—	102,329	736,902
Ronnie Momen	—	—	89,687	649,561
Steven Allocca	—	—	30,233	348,937

(1) The value realized on exercise represents the difference between the aggregate market price of the shares underlying the options exercised on the date of exercise and the aggregate price of the option.

(2) The value realized upon the vesting and settlement of an RSU represents the aggregate market price of the shares of our common stock on the date of settlement.

CEO Pay Ratio Disclosure

In accordance with Item 402(u) of Regulation S-K, the Company is providing the following information for fiscal 2019:

• The median of total compensation of all employees, excluding the CEO: $122,986;

• The annual total compensation of the CEO: $5,906,924; and

• The ratio of CEO total compensation to median employee total compensation: 48 to 1.

Our CEO pay ratio information is a reasonable good faith estimate calculated in a manner consistent with the SEC pay ratio rules and methods for disclosure. In order to determine the median employee from a compensation perspective, the Company examined annualized cash compensation (salary, wages and cash bonuses) in the 2020 calendar year for all employees, excluding our CEO, employed as of December 31, 2020 (“Determination Date”). On the Determination Date, our employee population consisted of 979 individuals, all of whom were located in the United States. This population consisted of our full-time, part-time, and temporary employees.

The Company determined that its median employee from a compensation perspective serves in an engineering role. While the methodology we used to select the median employee remained the same as last year and there has been not been a change in our employee population or compensation arrangements that we believe would significantly change this disclosure, we selected a new median employee this year to ensure the pay ratio accurately reflects the compensation of our median employee based on our 2020 employee population.

To identify the “median employee,” we utilized the amount of base salary, wages and cash bonuses our employees received, as reflected in our payroll records through the Determination Date and annualized such amounts for any individual hired during 2020. Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2020 to determine the median employee total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K and compared such total compensation to the total compensation of our CEO, as reported in the Summary Compensation Table.

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2021 PROXY STATEMENT | EXECUTIVE COMPENSATION – EMPLOYMENT AGREEMENTS

Employment Agreements

We have entered into employment agreements or offer letters with each of our NEOs. These agreements provide for at-will employment, a base salary and initial equity award in amounts determined by our Compensation Committee, a cash bonus based on a target percentage of the NEO’s then-current base salary determined by our Compensation Committee and standard employee benefit programs.

If Mr. Sanborn is terminated without cause or for good reason within 12 months following a change in control, he will be entitled to receive (i) a lump sum payment equal to 18 months of his base salary (as in effect immediately prior to the change in control or termination, whichever is greater), (ii) a lump sum payment equal to the greater of 150% of his target bonus or most recent actual bonus payout, (iii) 18 monthly cash payments equal to the monthly COBRA premium at the time of his termination and (iv) accelerated vesting with respect to all of his unvested equity awards. If Mr. Sanborn is terminated without cause or for good reason not within 12 months following a change in control, he will be entitled to receive (i) a lump sum payment equal to 12 months of his base salary, (ii) a lump sum payment of the pro-rated amount of his bonus as if he had been employed through the calendar year, to be determined in our sole discretion and (iii) 12 monthly cash payments equal to the monthly COBRA premium at the time of his termination.

If an NEO other than Mr. Sanborn is terminated without cause or resigns with good reason within 12 months following a change in control, he or she will be entitled to receive (i) a lump sum payment equal to 12 months of the NEO’s base salary (as in effect immediately prior to the change in control or termination, whichever is greater), (ii) a lump sum payment equal to the greater of 100% of the NEO’s target bonus or most recent actual bonus payout, (iii) 12 monthly cash payments equal to the monthly COBRA premium at the time of the NEO’s termination and (iv) accelerated vesting with respect to all of the NEO’s unvested equity awards. If an NEO other Mr. Sanborn is terminated without cause or for good reason not within 12 months following a change in control, he or she will be entitled to receive (i) a lump sum payment equal to six months of the NEO’s base salary, (ii) a lump sum payment of the pro-rated amount of the NEO’s bonus as if he or she had been employed through the calendar year, to be determined in our sole discretion (or with respect to Mr. Casey, a lump sum payment of his pro-rated target bonus) and (iii) six monthly cash payments equal to the monthly COBRA premium at the time of the NEO’s termination.

All payments upon termination are subject to the NEO’s return of our property and release of claims against us. If the NEO’s employment is terminated either by the Company for cause or by the NEO without good reason, then he or she will not receive any payments upon termination. Under the employment agreements, the NEOs are also subject to covenants regarding confidentiality, invention assignment and prohibition on solicitation of our employees or independent contractors for a period of six months following the termination of employment.

Under the employment agreements, “cause” means: (i) conviction in a criminal proceeding involving fraud, embezzlement, bribery, forgery, counterfeiting, extortion, dishonesty or moral turpitude, or any felony or misdemeanor charge; (ii) any act or omission by the NEO involving dishonesty, disloyalty or fraud; (iii) a breach of fiduciary duty; (iv) substantial, willful or repeated disregard of the lawful and reasonable directives of our Board or (other than for the CEO) our CEO clearly communicated in writing to the NEO, if not remedied within 30 days of the notice; (v) a breach of any non-solicitation or other restrictive covenant set forth in any agreement between the NEO and us, if not cured within 30 days of the notice; (vi) gross negligence or willful misconduct with respect to us or our customers, clients, contractors or vendors; (vii) an order, ruling or determination by a government body, court or self-regulatory organization that imposes a bar or disqualification on the NEO’s employment with us; (viii) violation of our policies against unlawful discrimination and harassment; (ix) repeated alcohol or substance abuse while performing services for us; or (x) abandonment or gross dereliction of work duties.

Under the employment agreements, “change in control” means: (i) any merger or consolidation of us with or into another entity (other than any such merger or consolidation in which our stockholders immediately prior to such merger or consolidation continue to hold at least a majority of the voting power of the outstanding capital stock or other ownership interests in the surviving corporation); (ii) any sale, transfer or other disposition, in a single transaction or series of related transactions, of all or substantially all of our assets; or (iii) any other transaction or series of related transactions pursuant to which a single person or entity (or group of affiliated persons or entities) acquires from us or our stockholders a majority of our outstanding voting power or other ownership interest.

Under the employment agreements, for each NEO other than Mr. Casey, “good reason” means: (i) a material diminution in base compensation unless the base salary of a majority of other employees at the same level as the NEO is also proportionately reduced; (ii) a change in the geographic location at which the NEO must perform services of greater than 50 miles; or (iii) any other action or inaction that constitutes a material breach by us of the employment agreement, subject to certain exceptions. For Mr. Casey, in addition to the matters described above, “good reason” also means: (i) a material diminution in his authority, duties, or responsibilities; (ii) a change in circumstances (whether or not after a change in control) such that he, while remaining the Company’s CFO, is no longer the most senior financial officer of a publicly traded corporation reporting directly to the CEO.

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2021 PROXY STATEMENT | EXECUTIVE COMPENSATION – POTENTIAL PAYMENTS UPON
TERMINATION OR CHANGE IN CONTROL

Potential Payments Upon Termination or Change in Control

Under the terms of the employment agreements that we entered into with each of our NEOs, they are eligible to receive certain benefits in connection with the termination of their employment, depending on the circumstances, as further described above.

The actual amounts that would be paid or distributed to our NEOs as a result of a termination event occurring in the future may be different than those set forth below as many factors will affect the amount of any payments and benefits upon a termination of employment. For example, some of the factors that could affect the amounts payable include the NEO’s base salary and the market price of our common stock at the time of the termination event. Additionally, we or an acquirer may mutually agree with the NEOs on severance terms that vary from those provided in pre-existing agreements.

The tables below set forth the value of the benefits that each of our NEOs would be entitled to receive upon a qualifying termination event as of December 31, 2020, in accordance with SEC rules, and is based on the closing price of $10.56 of our common stock on December 31, 2020 and the NEOs’ reduced base salaries, which did not lapse until 2021. As used in the tables below, “involuntary termination” means termination without cause or for good reason, as described above.

Scott Sanborn

	Involuntary Termination
Benefit	No Change in Control	Change in Control
Cash severance	350,000	525,000
Bonus(1)	500,000	750,000
Health, dental and vision benefits	16,890	25,334
Equity acceleration(2)	—	11,137,026
Total potential severance payment	$866,890	$12,437,360

(1)Represents a cash bonus payment equal to Mr. Sanborn’s actual annual cash bonus for the 2020 fiscal year outside a change in control, and 150% of Mr. Sanborn’s target annual cash bonus for the 2020 fiscal year within a change in control.

(2)Represents the intrinsic value (that is, the value based upon the market price of our common stock on December 31, 2020, and, in the case of stock options, minus the exercise price). With respect to Mr. Sanborn’s 2020 PBRSU award, this includes the acceleration value of 589,051 shares, which is the target number of shares for such PBRSU award.

Thomas Casey

	Involuntary Termination
Benefit	No Change in Control	Change in Control
Cash severance	159,375	318,750
Bonus(1)	318,750	318,750
Health, dental and vision benefits	10,787	21,574
Equity acceleration(2)	—	5,339,168
Total potential severance payment	$488,912	$5,998,242

(1)Represents a cash bonus payment equal to Mr. Casey’s actual annual cash bonus for the 2020 fiscal year outside a change in control, and 100% of Mr. Casey’s target annual cash bonus for the 2020 fiscal year within a change in control.

(2)Represents the intrinsic value (that is, the value based upon the market price of our common stock on December 31, 2020, and, in the case of stock options, minus the exercise price). With respect to Mr. Casey’s 2020 PBRSU award, this includes the acceleration value of 192,781 shares, which is the target number of shares for such PBRSU award.

LENDINGCLUB CORPORATION | 47

2021 PROXY STATEMENT | EXECUTIVE COMPENSATION – POTENTIAL PAYMENTS UPON
TERMINATION OR CHANGE IN CONTROL

Annie Armstrong

	Involuntary Termination
Benefit	No Change in Control	Change in Control
Cash severance	$125,625	$251,250
Bonus(1)	173,007	217,750
Health, dental and vision benefits	—	—
Equity acceleration(2)	—	6,053,161
Total potential severance payment	$298,632	$6,522,161

(1)Represents a cash bonus payment equal to Ms. Armstrong’s actual annual cash bonus for the 2020 fiscal year outside a change in control, and 100% of Ms. Armstrong’s target annual cash bonus for the 2020 fiscal year within a change in control.

(2)Represents the intrinsic value (that is, the value based upon the market price of our common stock on December 31, 2020). With respect to Ms. Armstrong’s 2020 PBRSU award, this includes the acceleration value of 192,781 shares, which is the target number of shares for such PBRSU award.

Bahman Koohestani

	Involuntary Termination
Benefit	No Change in Control	Change in Control
Cash severance	$140,625	$281,250
Bonus(1)	243,750	243,750
Health, dental and vision benefits	9,631	19,262
Equity acceleration(2)	—	3,314,150
Total potential severance payment	$394,006	$3,858,412

(1)Represents a cash bonus payment equal to Mr. Koohestani’s actual annual cash bonus for the 2020 fiscal year outside a change in control, and 100% of Mr. Koohestani’s target annual cash bonus for the 2020 fiscal year within a change in control.

(2)Represents the intrinsic value (that is, the value based upon the market price of our common stock on December 31, 2020). With respect to Mr. Koohestani’s 2020 PBRSU award, this includes the acceleration value of 96,391 shares, which is the target number of shares for such PBRSU award.

Ronnie Momen

	Involuntary Termination
Benefit	No Change in Control	Change in Control
Cash severance	$136,875	$273,750
Bonus(1)	234,813	234,813
Health, dental and vision benefits	10,583	21,165
Equity acceleration(2)	—	3,419,518
Total potential severance payment	$382,271	$3,949,246

(1)Represents a cash bonus payment equal to Mr. Momen’s actual annual cash bonus for the 2020 fiscal year outside a change in control, and 100% of Mr. Momen’s target annual cash bonus for the 2020 fiscal year within a change in control.

(2)Represents the intrinsic value (that is, the value based upon the market price of our common stock on December 31, 2020). With respect to Mr. Momen’s 2020 PBRSU award, this includes the acceleration value of 102,817 shares, which is the target number of shares for such PBRSU award.

LENDINGCLUB CORPORATION | 48

2021 PROXY STATEMENT | EXECUTIVE COMPENSATION – SECURITIES AUTHORIZED
FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes compensation plans under which our equity securities are authorized for issuance as of December 31, 2020.

Plan Category	(a) Total Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants, and Rights(1)	(b) Weighted-average Exercise Price of Outstanding Options, Warrants, and Rights ($)(2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))(3)
Equity compensation plans approved by security holders	14,631,526	29.99	16,686,794
Equity compensation plans not approved by security holders	—	—	—

(1)Prior to our IPO, we granted awards under our 2007 Stock Incentive Plan. Following our IPO, we granted awards under our 2014 Equity Incentive Plan. Includes RSUs and PBRSUs, with the number of outstanding PBRSUs calculated at 100% of the target number of shares subject to each award.

(2)The weighted-average exercise price does not reflect the shares that will be issued in connection with the settlement of RSUs or PBRSUs, since RSUs and PBRSUs have no exercise price.

(3)Includes 2007 Stock Incentive Plan, 2014 Equity Incentive Plan and 2014 Employee Stock Purchase Plan. Our 2014 Equity Incentive Plan provides for automatic increases in the number of shares available for issuance under it on January 1 of each year by the lesser of 5% of the number of shares of common stock issued and outstanding on each December 31 immediately prior to the date of increase or the number determined by our Board. Similarly, on January 1 of each year, the aggregate number of shares of our common stock reserved for issuance under our 2014 Employee Stock Purchase Plan shall be increased automatically by the number of shares equal to 1% of the total number of outstanding shares of our common stock on the immediately preceding December 31st. As of December 31, 2020, 12,552,761 shares are available for issuance under the 2014 Equity Incentive Plan and 4,134,033 shares are available for issuance under the 2014 Employee Stock Purchase Plan.

LENDINGCLUB CORPORATION | 49

2021 PROXY STATEMENT | REPORT OF THE COMPENSATION COMMITTEE

REPORT OF THE COMPENSATION COMMITTEE

This report of the Compensation Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (Securities Act), or under the Securities Exchange Act of 1934, as amended (Exchange Act), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report.

THE COMPENSATION COMMITTEE

Allan Landon

Patricia McCord

Michael Zeisser (Chair)

LENDINGCLUB CORPORATION | 50

2021 PROXY STATEMENT | SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of April 8, 2021, by:

• each of our directors;

• each of our named executive officers;

• each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock; and

• all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options and warrants that are exercisable within 60 days after April 8, 2021. Except as otherwise indicated in the footnotes to the table below, all of the shares reflected in the table are shares of common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

We calculated percentage ownership based on 97,228,126 shares of common stock outstanding as of April 8, 2021 (not including treasury shares). In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of capital stock subject to RSUs, options or other securities convertible into common stock held by that person that are scheduled to vest or are exercisable or convertible within 60 days of April 8, 2021. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. All share amounts reflect the Reverse Stock Split. Except as otherwise indicated in the footnotes to the table below, addresses of named beneficial owners are in care of LendingClub Corporation, 595 Market Street, Suite 200, San Francisco, California 94105.

LENDINGCLUB CORPORATION | 51

2021 PROXY STATEMENT | SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Shares of Common Stock Beneficially Owned
Named Executive Officers and Directors:
Scott Sanborn[1]	1,455,993	1.49%
Thomas Casey[2]	444,908	*
Annie Armstrong[3]	100,595	*
Bahman Koohestani[4]	143,254	*
Steven Allocca	135,791	*
Susan Athey[5]	51,266	*
Allan Landon	89	*
Timothy Mayopoulos[6]	76,043	*
Patricia McCord[7]	57,320	*
John C. (Hans) Morris[8]	316,847	*
Erin Selleck	89	*
Simon Williams[9]	83,464	*
Michael Zeisser[10]	32,329	*
All executive officers and directors as a group (15 persons)[11]	3,090,944	3.17%

5% Stockholders:
Entities Affiliated with ARK Investment Management LLC[12]	7,455,162	7.67%
Entities Affiliated with BlackRock, Inc.[13]	5,585,820	5.75%
Entities Affiliated with Vanguard Group Inc.[14]	5,845,275	6.01%

1Represents (i) 779,229 shares held by Mr. Sanborn, (ii) 622,008 shares underlying stock options exercisable within 60 days of April 8, 2021, and (iii) 54,756 RSUs vesting within 60 days of April 8, 2021 held by Mr. Sanborn.

2Represents (i) 179,214 shares held by Mr. Casey, (ii) 10,000 shares held by Casey Family Revocable Trust, (iii) 207,669 shares underlying stock options exercisable within 60 days of April 8, 2021, and (iv) 48,025 RSUs vesting within 60 days of April 8, 2021 held by Mr. Casey.

3Represents 100,595 RSUs vesting within 60 days of April 8, 2021 held by Ms. Armstrong.

4Represents (i) 111,708 shares held by Mr. Koohestani and (ii) 31,546 RSUs vesting within 60 days of April 8, 2021 held by Mr. Koohestani.

5Represents (i) 44,778 shares held by Ms. Athey and (ii) 6,488 RSUs vesting within 60 days of April 8, 2021 held by Ms. Athey.

6Represents (i) 69,555 shares held by Mr. Mayopoulos and (ii) 6,488 RSUs vesting within 60 days of April 8, 2021 held by Mr. Mayopoulos.

7Represents (i) 50,832 shares held by Ms. McCord and (ii) 6,488 RSUs vesting within 60 days of April 8, 2021 held by Ms. McCord.

8Represents (i) 57,601 shares held by Mr. Morris, (ii) 252,758 shares underlying stock options exercisable within 60 days of April 8, 2021, and (iii) 6,488 RSUs vesting within 60 days of April 8, 2021 held by Mr. Morris.

9Represents (i) 12,976 shares held by Mr. Williams, (ii) 64,000 shares underlying stock options exercisable within 60 days of April 8, 2021, and (iii) 6,488 RSUs vesting within 60 days of April 8, 2021 held by Mr. Williams.

10Represents (i) 25,841 shares held by Mr. Zeisser and (ii) 6,488 RSUs vesting within 60 days of April 8, 2021 held by Mr. Zeisser.

11Represents (i) 1,620,387 shares, (ii) 1,146,435 shares underlying stock options exercisable within 60 days, and (iii) 324,122 RSUs vesting within 60 days of April 8, 2021 held by our executive officers and directors as a group.

12Based on the Schedule 13G/A filed on February 16, 2021. Represents 7,455,162 shares held and beneficially owned by ARK Investment Management LLC, and certain of its subsidiaries. The address of ARK Investment Management LLC is 3 East 28th Street, 7th Floor, New York, NY 10016.

13Based on the Schedule 13G/A filed on 1/29/2021. Represents 5,585,820 shares held and beneficially owned by BlackRock Inc., and certain of its subsidiaries. The address of BlackRock Inc. is 55 East 52nd Street, New York, NY 10055.

14Based on the Schedule 13G/A filed on February 10, 2021. Represents 5,845,275 shares held and beneficially owned by The Vanguard Group Inc., and certain of its subsidiaries. The address of The Vanguard Group is 100 Vanguard Blvd. Malvern, PA 19355.

LENDINGCLUB CORPORATION | 52

2021 PROXY STATEMENT | RELATED PARTY TRANSACTIONS

RELATED PARTY TRANSACTIONS

Related party transactions must be reviewed and approved by our Audit Committee when not conducted in the ordinary course of business subject to the standard terms of our online marketplace or certificate investment program. Related party transactions may include any transaction between entities under common control or with a related person occurring since the beginning of our latest fiscal year, or any currently proposed transaction involving us where the amount involved exceeds $120,000. This review also includes any material amendment or modification to an existing related party transaction. We have defined related persons as members of the Board, executive officers, 5% or greater owners of our outstanding stock and any immediate family members of each such related persons, as well as any other person or entity with significant influence over our management or operations.

In addition to the executive officer and director compensation arrangements discussed above, from January 1, 2020 to December 31, 2020, two of our executive officers and directors (including immediate family members and accounts for which they are the beneficial owner) have made deposits and withdrawals to their investor accounts and purchased loans, notes and certificates. The following table summarizes these deposits and withdrawals:

	Year Ended December 31, 2020
Name	Deposits	Withdrawals
Steven Allocca	—	5,251
Daniel Ciporin	72,395	10,225,635
Total	$72,395	$10,230,886

All such transactions by related persons were made in the ordinary course of business and were transacted on terms and conditions that were not more favorable than those obtained by similarly situated third-party investors.

On February 18, 2020, the Company entered into an exchange agreement (the “Exchange Agreement”) with its largest stockholder, Shanda, pursuant to which on March 20, 2020, Shanda exchanged all of the 19,562,881 shares beneficially owned by it of LendingClub common stock, par value $0.01 per share for (i) 195,628 newly issued shares of LendingClub Series A Preferred Stock, par value $0.01 per share, having the designations, relative rights, other preferences and limitations set forth in a certificate of designations attached to the Exchange Agreement and that are mandatorily convertible in certain circumstances when owned by a person other than Shanda or any affiliate of Shanda into 19,562,800 shares of LendingClub common stock and (ii) a one-time cash payment of $50,203,332.77.

On December 31, 2020, the Company had a $7.8 million investment and an approximate 22% partnership interest in a holding company that participates in a family of funds with other unrelated third parties and purchases whole loans and interests in whole loans from the Company. This family of funds purchases assets from third parties unrelated to the Company and, prior to 2020, purchased whole loans and interests in loans from the Company. During 2020, we earned $71 thousand in investor fees from this family of funds, and paid interest of $159 thousand on interests in whole loans to the family of funds. The Company believes that the sales of whole loans and interests in whole loans, and the investor fees charged were on terms and conditions that were not more favorable than those obtained by other third-party investors. The Company has requested a full redemption of our investment in this private fund. The Company has received withdrawal payments of $2.75 million and anticipates that its interest will be fully redeemed in the future.

LENDINGCLUB CORPORATION | 53

2021 PROXY STATEMENT | REPORT OF THE AUDIT COMMITTEE

REPORT OF THE AUDIT COMMITTEE

This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act, or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2020 with management and with Deloitte & Touche LLP.

The Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The Audit Committee also has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP its independence from us.

Based on the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report for filing with the SEC.

THE AUDIT COMMITTEE

Allan Landon

Timothy Mayopoulos

Erin Selleck

Simon Williams (Chair)

LENDINGCLUB CORPORATION | 54

2021 PROXY STATEMENT | SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules of the SEC require our directors, executive officers and persons who own more than 10% of our common stock to, among other things, file reports of their ownership and changes in ownership of our common stock with the SEC and to furnish us with copies of all Section 16(a) reports that they file.

Based solely on our review of the reports furnished to the Company during 2020 and questionnaires from our directors and executive officers, we determined that no director, executive officer or beneficial owner of more than 10% of our common stock failed to file a report on a timely basis during 2020.

LENDINGCLUB CORPORATION | 55

2021 PROXY STATEMENT | COMMUNICATIONS WITH THE LENDINGCLUB BOARD

COMMUNICATIONS WITH THE LENDINGCLUB BOARD

Stockholders and interested parties wishing to communicate with our Board or with an individual member or members of our Board may do so by writing to our Board or to the particular member or members of our Board and mailing the correspondence to our Corporate Secretary at LendingClub Corporation, 595 Market Street, Suite 200, San Francisco, California 94105. Each communication from a stockholder should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our common stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of shares of our common stock that are owned of record by the stockholder of record and beneficially by the beneficial owner.

Our Corporate Secretary, in consultation with appropriate members of our Board as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our Board, or if none is specified, to the Chairman of our Board.

LENDINGCLUB CORPORATION | 56

2021 PROXY STATEMENT | PROPOSAL ONE: ELECTION OF DIRECTORS

PROPOSAL ONE:
ELECTION OF DIRECTORS

Our Board is currently comprised of nine members. In accordance with our Restated Certificate of Incorporation, our Board is divided into three staggered classes of directors. At the Annual Meeting, three Class I directors will be elected for a three-year term to succeed the same class whose term is then expiring.

The following individuals, each of whom is currently serving on our Board as a Class I director, were nominated by our Board for election at the Annual Meeting, each to serve until the 2024 Annual Meeting of Stockholders and until his or her successor has been elected and qualified or his or her earlier death, resignation or removal:

• Allan Landon

• Timothy Mayopoulos

• Patricia McCord

The Company’s Amended and Restated Bylaws require that in an uncontested election each director will be elected by the vote of the majority of the votes cast. A majority of votes cast means that the number of shares cast “for” a director’s election exceeds the number of votes cast “against” that director. A share that is otherwise present at the meeting but for which there is an abstention, or to which a stockholder gives no authority or direction, shall not be considered a vote cast.

Each nominee has consented to being named in this proxy statement and to serve if elected. In the event that any nominee for any reason is unable to serve, or for good cause will not serve, the proxies will be voted for such substitute nominee as our Board may determine.

Each nominee has agreed to resign if they do not receive a majority of votes cast.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINATED DIRECTORS.

LENDINGCLUB CORPORATION | 57

2021 PROXY STATEMENT | PROPOSAL TWO: ADVISORY VOTE ON EXECUTIVE COMPENSATION

PROPOSAL TWO:
ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required pursuant to Section 14A of the Exchange Act, we are providing our stockholders with a non-binding advisory vote on the compensation of our named executive officers as described above under the heading “Executive Compensation.” This non-binding advisory vote is commonly referred to as a “say-on-pay” vote. The non-binding advisory vote on the compensation of our named executive officers, as disclosed in this Proxy Statement, will be determined by the affirmative vote of a majority of the shares cast for or against the matter at the Annual Meeting.

Stockholders are urged to read the “Executive Compensation – Compensation Discussion and Analysis” section of this Proxy Statement, which discusses our executive compensation philosophy, policies and practices, and contains tabular information and narrative discussion about the compensation of our named executive officers. The Compensation Committee believes that these policies and procedures are effective in advancing our compensation philosophy and in achieving our goals.

We are asking you to indicate your support for the compensation of the named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy, policies and procedures described in this Proxy Statement. Accordingly, we are asking you to vote, on an advisory basis, which is non-binding, “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to LendingClub Corporation’s named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Proxy Statement relating to its 2021 Annual Meeting of Stockholders, is hereby APPROVED.”

The vote on our named executive officer compensation is an advisory vote only and will not be binding on us. However, our Compensation Committee, which is responsible for designing and administering our executive compensation, values the opinions expressed by stockholders, and will consider the outcome of the vote when making future compensation decisions.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

LENDINGCLUB CORPORATION | 58

2021 PROXY STATEMENT | PROPOSAL THREE: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL THREE:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Deloitte & Touche LLP to be our independent registered public accounting firm for the year ending December 31, 2021 and recommends that the stockholders vote for ratification of such appointment. The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2021 will be determined by the affirmative vote of a majority of the votes cast for or against the matter at the Annual Meeting. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. We expect representatives of Deloitte & Touche LLP to be present at the Annual Meeting, to have the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

Audit and Related Fees

The following table sets forth the aggregate fees for audit and other services provided by Deloitte & Touche LLP for the years ended December 31, 2020 and 2019:

	2020	2019
Audit fees(1)	$3,912,088	$4,287,855
Audit-related fees(2)	885,655	1,081,003
Tax fees	—	—
All other fees(3)	57,500	892,636
Total fees	$4,855,243	$6,261,494

(1)Audit fees consist of the aggregate fees billed for professional services rendered for the audit of our annual financial statements included in our Annual Report and a review of financial statements included in our Quarterly Reports on Form 10-Q.

(2)Audit-related fees include (i) assurance and related services, including review of internal controls for selected information systems and business units (Service Organization Control Reports), (ii) review of SEC filings, (iii) services that are normally provided in connection with statutory and regulatory filings or engagements for those years, and (iv) services provided in connection with matters concerning financial accounting and reporting standards.

(3)All other fees consist of fees billed for services provided other than the audit fees, audit-related fees and tax fees.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. These services may include audit services, audit-related services, tax services and other services. The Audit Committee generally pre-approves particular services or categories of services on a case-by-case basis. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with these pre-approvals, and the fees for the services performed to date.

All of the services of Deloitte & Touche LLP for 2020 and 2019 described above were pre-approved by the Audit Committee.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF
DELOITTE & TOUCHE LLP.

LENDINGCLUB CORPORATION | 59

2021 PROXY STATEMENT | PROPOSAL FOUR: DECLASSIFICATION OF THE BOARD

PROPOSAL FOUR:
DECLASSIFICATION OF THE BOARD

The Board has unanimously approved and recommends that the Company’s stockholders approve amending certain sections of our Restated Certificate of Incorporation (Restated Certificate of Incorporation) that would phase in the declassification of our Board (Declassification Amendment) as described below and set forth on Annex I of this Proxy Statement.

Background of the Proposal

The Nominating and Governance Committee and the Board regularly review our corporate governance practices to ensure that such practices, including the procedures for the election of directors, remain in the best interests of the Company and its stockholders. The Board believes that its classified structure, which was implemented in 2014 when we became a publicly traded company, promotes continuity, stability, and encourages the Board to plan for long-term goals.

As stated earlier in this Proxy Statement, the Company conducted meetings with the governance teams from a number of significant stockholders during which the Company solicited input on governance issues and priorities. During these meetings, a number of the Company’s largest stockholders expressed a preference that, over the course of time, the Company should consider declassifying its Board. While the Board believes there are important benefits to a classified board structure, the Board recognizes the growing sentiment among certain stockholders and members of the investment community in favor of annual elections and the benefit of providing stockholders an annual opportunity to express their views on the individual performance of each director and on the entire board of directors more frequently than with a classified board structure.

Ultimately, after weighing the various factors, the Board determined that it would be in the best interests of the Company and our stockholders to amend and restate our Restated Certificate of Incorporation to declassify the Board. Accordingly, in 2018, the Company proposed to amend Sections 3, 4 and 5 of Article VI of our Restated Certificate of Incorporation in order to phase in the declassification of our Board. Per Article X of our Restated Certificate of Incorporation, amending certain Articles of our Restated Certificate of Incorporation, including Article VI, requires the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class. The 2018 proposal received approximately 61.0% of the affirmative vote of the then-outstanding shares of the capital stock of the Company, and accordingly did not pass. Because the Board believes in the merits of declassifying our Board, in 2019 it again proposed to amend our Restated Certificate of Incorporation in order to phase in the declassification of our Board. The 2019 proposal received approximately 60.7% of the affirmative vote of the then-outstanding shares of the capital stock of the Company, and accordingly again did not pass. Because the Board continued to believe in the merits of declassifying our Board, in 2020 it again proposed to amend our Restated Certificate of Incorporation in order to phase in the declassification of our Board. The 2020 proposal received approximately 46.8% of the affirmative vote of the then-outstanding shares of the capital stock of the Company, and accordingly again did not pass.

Because the Board continues to strongly believes in the merits of declassifying our Board, in March 2021, the Board approved, subject to stockholder approval, the Declassification Amendment. The Board also approved certain conforming changes to the Company’s bylaws, which changes will go in effect if the Declassification Amendment is approved by our stockholders.

Please note that the Declassification Amendment requires the affirmative vote of the holders of at least two-thirds of all outstanding shares of the Company’s stock to pass.

Current Classified Board Structure

Under Article VI, Section 3 of our Restated Certificate of Incorporation, the Board is currently separated into three classes nearly equal in size. Absent the earlier resignation or removal of a director, each year the stockholders are asked to elect the directors comprising one of the classes for a three-year term. The term of the current Class I directors is set to expire at the Annual Meeting. The term of the Class II directors is set to expire at the 2022 Annual Meeting and the term of the Class III directors is set to expire at the 2023 Annual Meeting. Under the current classified board structure, stockholders may only elect approximately one-third of the Board each year.

LENDINGCLUB CORPORATION | 60

2021 PROXY STATEMENT | PROPOSAL FOUR: DECLASSIFICATION OF THE BOARD

Proposed Amendment to Restated Certificate of Incorporation

Currently, members of our Board are elected for staggered terms of three years. If the Declassification Amendment is approved, commencing immediately after the date of the Annual Meeting, any director elected to the Board shall be elected for a term expiring at the next annual meeting of stockholders. The directors who are elected or appointed on or prior to the date of the Annual Meeting, including the directors standing for election under Proposal One, will continue to hold office until the end of the terms for which they were elected or appointed to serve. In all cases, each director will hold office until his or her successor has been elected and qualified or until such director’s earlier death, retirement, resignation or removal.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL AND ADOPTION OF
THE DECLASSIFICATION AMENDMENT.

LENDINGCLUB CORPORATION | 61

2021 PROXY STATEMENT | PROPOSAL FIVE: FEDERAL FORUM SELECTION PROVISION

PROPOSAL FIVE:
FEDERAL FORUM SELECTION PROVISION

The Board has unanimously approved and recommends that the Company’s stockholders approve amending Article IX of our Restated Certificate of Incorporation (Restated Certificate of Incorporation) to provide that, unless we consent in writing to the selection of an alternative forum, the federal courts of the United States shall be the exclusive forum for the resolution of any claim arising under the Securities Act of 1933, as amended (Federal Forum Selection Amendment), as described below and set forth on Annex II of this Proxy Statement.

Background of the Proposal

In light of a recent decision on the Delaware Supreme Court validating forum selection provisions, the Board reviewed the provision from a legal and policy perspective. The provision will allow the Company to consolidate multi-jurisdictional litigation, avoid forum shopping, and more efficiently manage procedural aspects of securities litigation.

Although the Board recommends approval of the Federal Forum Selection Amendment, the approval of the provision could create some negative implications for the Company and its stockholders. There is uncertainty as to whether a court would enforce the provision. Moreover, approval and implementation of the provision could discourage claims or limit investors’ ability to bring a claim in a judicial forum that they find favorable.

Ultimately, after weighing the various factors, the Board determined that it would be in the best interests of the Company and our stockholders to amend and restate our Restated Certificate of Incorporation to include the forum selection clause. Accordingly, the Company proposes to amend Article XI of our Restated Certificate of Incorporation in order to include the federal forum selection provision.

Please note that the Federal Forum Selection Amendment requires the affirmative vote of the holders of at least a majority of all outstanding shares of the Company’s stock to pass.

Proposed Amendment to Restated Certificate of Incorporation

Currently, our Restated Certificate of Incorporation does not include a federal forum selection provision. If the Federal Forum Selection Amendment is approved and becomes effective, it would be in addition to a provision in our Restated Certificate of Incorporation which provides that the Court of Chancery of the State of Delaware is the exclusive jurisdiction of (a) any derivative action or proceeding brought on behalf of the Company; (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or other agent of the Company to the Company or the Company’s stockholders; (c) any action asserting a claim against the Company arising pursuant to any provision of the Delaware General Corporation Law, the Restated Certificate of Incorporation or the Bylaws; (d) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws; or (e) any action asserting a claim against the Company governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock would be deemed to have notice of and to have consented to federal forum selection provision. Section 27 of the Securities Exchange Act of 1934 creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Accordingly, the forum selection provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL AND ADOPTION OF
THE FEDERAL FORUM SELECTION AMENDMENT

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2021 PROXY STATEMENT | QUESTIONS AND ANSWERS

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

1.What is the purpose of the proxy materials?

The proxy materials are intended to provide you information to help you decide how to vote on the proposals we will be making at the LendingClub 2021 Annual Meeting of Stockholders (the “Annual Meeting”). The materials include the Notice of Internet Availability of Proxy Materials (the “Notice”), Proxy Statement, form of proxy and Annual Report on Form 10-K for the year ended December 31, 2020 (the “Annual Report”) that contains information about the Annual Meeting of LendingClub Corporation, a Delaware corporation (the “Company,” “LendingClub,” “we,” “us,” or “our”) and will be used to solicit proxies from you, our stockholders, on behalf of the Board for the matters to be voted on at the Annual Meeting as described in this Proxy Statement.

The Notice, Proxy Statement, form of proxy and Annual Report will be first distributed and made available to stockholders on or about April 20, 2021. As a stockholder, you are invited to participate in the Annual Meeting via the Internet by visiting www.virtualshareholdermeeting.com/LC2021 and to vote on the items of business described in this Proxy Statement. The Annual Meeting will be held on June 1, 2021 at 11:00 am Pacific Time.

2.Who is entitled to vote at the Annual Meeting?

Only stockholders of record of our common stock at the close of business on April 8, 2021, which is the record date, will be entitled to vote at the Annual Meeting. At the close of business on the record date, we had 97,228,126 shares of common stock outstanding and entitled to vote. Holders of our common stock are entitled to one vote for each share held as of the above record date. A quorum is required for our stockholders to conduct business at the Annual Meeting. A quorum is present if stockholders holding at least a majority of the voting power of the shares of our common stock entitled to vote are present at the Annual Meeting or represented by proxy. Dissenters’ rights are not applicable to any of the matters being voted upon at the Annual Meeting.

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), you are considered the stockholder of record of those shares, and the Notice was provided to you. As a stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Beneficial Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and the Notice was forwarded to you by your broker or nominee, who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee on how to vote your shares. Beneficial owners are also invited to participate in the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares electronically at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

3.How do I vote?

By Internet

You may vote via the Internet by going to www.proxyvote.com and following the instructions on the screen. Have your Notice, proxy card (for stockholders of record) or voting instruction card (for holders of shares in street name) available when you access the web page.

By Phone

You may vote by phone by calling the toll-free phone number on the proxy card (800) 690-6903, which is available 24 hours a day, and following the prerecorded instructions. Have your Notice or proxy card available when you call. If you hold your shares in street name, your broker, bank, trustee or other nominee may provide additional instructions to you regarding voting your shares by phone.

By Mail

If you received your proxy materials by mail, you may vote by completing the enclosed proxy card, dating and signing it and returning it in the postage-paid envelope provided.

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2021 PROXY STATEMENT | QUESTIONS AND ANSWERS

By Attending the Annual Meeting

If you are a stockholder of record or hold your shares in street name, you can participate in the Annual Meeting online at www.virtualshareholdermeeting.com/LC2021 and vote your shares during the Annual Meeting. You will need the 16-digit control number included with these proxy materials to participate in the Annual Meeting.

Time for Voting Your Shares By Internet, By Phone or By Mail

You may vote via the Internet or by phone up until 8:59 PM Pacific Time on May 31, 2021. If you vote by mail, your proxy card must be received by May 31, 2021.

4.Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

To cause less harm to our environment and to save costs, we utilize the Internet as the primary means of furnishing proxy materials to stockholders following rules established by the SEC. The Notice to our stockholders has instructions on how to access the proxy materials over the Internet or request a printed copy of the materials, and for voting over the Internet. If you received a Notice, you will not receive a printed copy of the proxy materials unless you request one.

5.How can I access the proxy materials over the Internet?

You can easily access our proxy materials by clicking the Annual Meeting tab at http://ir.lendingclub.com. In addition, the Notice provides instructions regarding all the ways you can view our proxy materials for the Annual Meeting online. As explained in greater detail in the Notice, to vote your shares, you will need to visit www.proxyvote.com and have available your 16-digit control number(s) contained on your Notice.

If you received printed copies of the proxy materials this year, we encourage you to take advantage of the availability of proxy materials on the Internet to help reduce the environmental impact of our annual meetings, and reduce our costs associated with the printing and mailing of materials. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. You can terminate your election to receive proxy materials by email at any time.

6.How can I participate in the Annual Meeting?

You will be able to participate in the Annual Meeting online and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/LC2021. If you are a stockholder of record, you will also be able to vote your shares electronically at the Annual Meeting. If you are a beneficial owner of shares held of record by a broker, bank or other nominee, you may vote electronically at the Annual Meeting only if you obtain a legal proxy from the broker, bank or other nominee as described in the section “Who is entitled to vote at the Annual Meeting?” above.

7.Why is the Annual Meeting being held only online?

We are excited to embrace the latest technology to provide expanded access, improved communication and cost savings for our stockholders and the company. We believe that hosting a virtual Annual Meeting will enable increased stockholder participation since stockholders can participate from any location around the world. During our virtual annual meetings in prior years, the technology performed as expected and we had a number of stockholders participate and submit questions, each of which were answered during the meeting. Further in light of the coronavirus pandemic, holding our Annual Meeting virtually is especially prudent.

8.How does the Board recommend I vote?

The Board recommends that you vote as follows:

“FOR” the election of Allan Landon, Timothy Mayopoulos and Patricia McCord as Class I directors (see Page 56);

“FOR” the approval of an advisory vote to approve the compensation of our named executive officers as described under “Executive Compensation” (see Page 57);

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2021 PROXY STATEMENT | QUESTIONS AND ANSWERS

“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 (see Page 58); and

“FOR” a management proposal to amend the Company’s Restated Certificate of Incorporation to phase in the declassification of our Board (see Page 59).

“FOR” a management proposal to amend the Company’s Restated Certificate of Incorporation to add a federal forum selection provision (see Page 61).

If you properly submit a proxy without giving specific voting instructions, the individuals named as proxy holders will vote in accordance with the recommendations of the Board set forth above.

The Board is not aware of any other matter that will be presented at the Annual Meeting. If any other matter is properly presented at the Annual Meeting, the persons named on the accompanying proxy card will, in the absence of stockholder instructions to the contrary, vote such proxy in their discretion.

9.What votes are required to approve each of the proposals?

Proposal	Vote Required for Approval	How are “Broker Non-Votes” Treated?	How are “Abstentions” Treated?
Proposal One: Election of Class I directors	Votes cast “FOR” such nominee exceed the votes cast “AGAINST” such nominee	Do not count	Do not count
Proposal Two: Advisory vote to approve the compensation of our named executive officers	Majority of votes cast	Do not count	Do not count
Proposal Three: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2021 fiscal year	Majority of votes cast	Brokers have discretion to vote	Do not count
Proposal Four: Management proposal to amend the Company’s Restated Certificate of Incorporation to phase in the declassification of our Board	Two-thirds of shares outstanding	Vote Against	Vote Against
Proposal Five: Management proposal to amend the Company’s Restated Certificate of Incorporation to add a federal forum selection provision	Majority of shares outstanding	Vote Against	Vote Against

10.What is a broker non-vote?

If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will not have authority to vote your shares on any matters that are considered “non-routine.” That is referred to as a “broker non-vote.” Even if you have not given your broker instructions, the broker will nevertheless have discretion to vote your shares on our sole “routine” matter – Proposal Three: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2021 fiscal year. Your broker or nominee will not have discretion to vote on Proposals One, Two, Four and Five, each of which is a “non-routine” matter, unless you tell your broker how you want to vote.

11.What happens if a director standing for election fails to receive an affirmative vote from a majority of the votes cast?

In the event a director standing for re-election fails to receive (x) a number of affirmative votes cast by the holders of the outstanding shares of our common stock present or represented by proxy and entitled to vote that exceeds (y) the votes against such nominee cast by the holders of the outstanding shares of common stock present or represented by proxy and entitled to vote in an uncontested election shall be a hold over director and have his resignation considered by our Nominating and Corporate Governance Committee.

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2021 PROXY STATEMENT | QUESTIONS AND ANSWERS

Our Nominating and Corporate Governance Committee shall consider such tendered resignation and shall make a recommendation to our Board concerning the acceptance or rejection of such resignation within 45 days following the date of the stockholders’ meeting at which the election of directors occurred. In determining its recommendation to our Board, our Nominating and Corporate Governance Committee shall consider all factors deemed relevant by the members of the Nominating and Corporate Governance Committee including, without limitation, the reason or reasons why stockholders voted against such director’s re-election, the qualifications of the director, the director’s experience with and  knowledge of the Company and expected future contributions to the Company, and whether the director’s resignation from our Board would be in the best interests of the Company and its stockholders.

Our Board shall then take formal action on our Nominating and Corporate Governance Committee’s recommendation no later than 90 days following the date of the stockholders’ meeting at which the election of directors occurred. In considering the Nominating and Corporate Governance Committee’s recommendation, our Board shall consider the information, factors and alternatives considered by the committee and such additional information, factors and alternatives as our Board deems relevant. Following our Board’s decision, we will publicly disclose, in a Form 8-K filed with the SEC, our Board’s decision.

12.Why does Proposal Four require an affirmative vote from two-thirds of the shares outstanding to pass and what happens if the proposal does not pass?

In order to phase in the declassification of our Board, the Company is proposing to amend Sections 3, 4 and 5 of Article VI of our Restated Certificate of Incorporation. Per Article X of our Restated Certificate of Incorporation, amending certain Articles of our Restated Certificate of Incorporation, including Article VI, requires the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class. In the event Proposal Four fails to receive the required affirmative vote, our existing classified board structure will remain intact.

For additional information about the proposed declassification of our Board, see “Proposal Four: Declassification of the Board.”

13.The proposal to declassify your Board (Proposal Four) was in your 2018, 2019 and 2020 Proxy Statements, why is it again in your 2021 Proxy Statement?

In 2018, in response to stockholder feedback, the Company proposed to amend Sections 3, 4 and 5 of Article VI of our Restated Certificate of Incorporation in order to phase in the declassification of our Board. As stated above, per Article X of our Restated Certificate of Incorporation, amending certain Articles of our Restated Certificate of Incorporation, including Article VI, requires the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class. The 2018 proposal received approximately 61.0% of the affirmative vote of the then-outstanding shares of the capital stock of the Company, and accordingly did not pass. Because the Board believes in the merits of declassifying our Board, in 2019 it again proposed to amend our Restated Certificate of Incorporation in order to phase in the declassification of our Board. The 2019 proposal received approximately 60.7% of the affirmative vote of the then-outstanding shares of the capital stock of the Company, and accordingly again did not pass. Because the Board believes in the merits of declassifying our Board, in 2020 it again proposed to amend our Restated Certificate of Incorporation in order to phase in the declassification of our Board. The 2020 proposal received approximately 46.8% of the affirmative vote of the then-outstanding shares of the capital stock of the Company, and accordingly again did not pass.

Because the Board continues to strongly believe in the merits of declassifying our Board, it has included the proposal again for the consideration of the Company’s stockholders and recommends that stockholders vote in favor of the proposal.

14.How will my proxy be voted?

All signed, returned proxies that are not revoked will be voted in accordance with the instructions provided. Signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be voted “for” such proposal, or in the case of the election of directors, voted “for” election of all nominees presented by the Board.

15.How do I change or revoke my proxy?

Any person who provides a proxy by voting via the Internet, by phone or by submitting a proxy card has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to us stating that the proxy is revoked, by a subsequent proxy delivered before or during the Annual Meeting,

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2021 PROXY STATEMENT | QUESTIONS AND ANSWERS

by voting again on a later date on the Internet or by phone (only your latest Internet or phone proxy submitted prior to the Annual Meeting will be counted) or by participation at the Annual Meeting and voting at the Annual Meeting via the Internet. Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must obtain a legal proxy from the broker, as described in the section “Who is entitled to vote at the Annual Meeting?” above.

16.Who will count the votes?

We have designated a representative of Broadridge as the Inspector of Elections who will count the votes.

17.How can I make proposals or nominate a director at next year’s annual meeting?

You may present proposals for action at a future meeting or submit nominations for election of directors only if you comply with the requirements of the proxy rules established by the SEC and our Amended and Restated Bylaws, as applicable. In order for a stockholder proposal to be considered for inclusion in our Proxy Statement and form of proxy relating to our annual meeting of stockholders to be held in 2022 pursuant to SEC Rule 14a-8, the proposal must be received by us at our principal executive offices no later than December 21, 2021. Stockholders wishing to bring a proposal or nominate a director before the annual meeting to be held in 2022 (but not include it in our proxy materials) must provide written notice of such proposal to our Secretary at our principal executive offices received between February 16, 2022 and March 18, 2022, and comply with the other provisions of our Amended and Restated Bylaws.

18.Who pays for the expenses of solicitation?

The expenses of soliciting proxies to be voted at the Annual Meeting will be paid by us. Following the original mailing of the proxies and other soliciting materials, we or our agents may also solicit proxies in person, by phone or email. Following the original mailing of the proxies and other soliciting materials, we will request that banks, brokers, custodians, nominees and other stockholders of record of our common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. We will reimburse banks, brokers, custodians, nominees and other stockholders of record for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

We have engaged D.F. King & Co., Inc., a professional proxy solicitation firm, to assist us in distributing proxy materials and soliciting proxies for a fee of $12,500, plus reasonable out-of-pocket expenses.

If you vote using the Internet or by phone, you may incur data or telephone usage charges from Internet access providers and phone companies. We do not reimburse those costs.

19.I share an address with another stockholder. Why did we receive only one copy of the proxy materials and how may I obtain an additional copy of the proxy materials?

When two or more stockholders share the same address, the SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for a Notice of Internet Availability of Proxy Materials or other Annual Meeting materials by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials to that shared address. This process, which is commonly referred to as “householding,” is intended to be convenient for stockholders and companies.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice, you may notify your broker. Additionally, upon written or oral request, we will undertake to promptly deliver a separate copy of the Notice and, if applicable, our Annual Report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice and, if applicable, Annual Report and other proxy materials, you may write or email Investor Relations at 595 Market Street, Suite 200, San Francisco, California 94105, Attn: Investor Relations, email address IR@lendingclub.com.

Stockholders who have multiple accounts in their names or who share an address with other stockholders can request “householding” and authorize your broker to discontinue mailings of multiple annual reports and Proxy Statements by contacting your broker or us at the address or telephone number identified above.

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2021 PROXY STATEMENT | QUESTIONS AND ANSWERS

20.How do I request paper copies of the proxy materials, including the annual report?

You may request paper copies of the 2021 proxy materials by following the instructions listed at www.proxyvote.com, by telephoning (800) 579-1639 or by sending an e-mail to sendmaterial@proxyvote.com.

Additionally, we will mail without charge, upon written request, a copy of our Annual Report, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to 595 Market Street, Suite 200, San Francisco, California 94105, Attn: Investor Relations. The Annual Report is also available at http://ir.lendingclub.com.

21.Will a list of stockholders be made available?

We will make a list of record holders available ten days prior to the Annual Meeting, at our offices located at 595 Market Street, Suite 200, San Francisco, California 94105. Please contact us at (415) 632-5600 if you wish to inspect the list of stockholders prior to the Annual Meeting.

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2021 PROXY STATEMENT | OTHER BUSINESS

OTHER BUSINESS

The Board does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to it, no matters are to be brought before the Annual Meeting except as specified in the notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Whether or not you expect to participate in the Annual Meeting via the Internet, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid-envelope, or vote via the Internet or by phone, so that your shares may be represented at the Annual Meeting.

LENDINGCLUB CORPORATION | 69

2021 PROXY STATEMENT | ANNEX I

ANNEX I

Amendments to the Restated Certificate of Incorporation to Declassify the Board

If Proposal Four is passed, then Sections 3, 4 and 5 of Article VI of our Restated Certificate of Incorporation shall be amended and restated as follows:

ARTICLE VI: MATTERS RELATING TO THE BOARD OF DIRECTORS

* * * * * * * * * * *

3. ~~Classified~~ Board Election. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, respectively (the “Classified Board”). The Board may assign members of the Board already in office to the Classified Board, which assignments shall become effective at the same time the Classified Board becomes effective. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board, with the number of directors in each class to be divided as nearly equal as reasonably possible. The initial term of office of the Class I directors shall expire at the Corporation’s first annual meeting of stockholders following the closing of the Corporation’s initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, relating to the offer and sale of common stock to the public (the “Initial Public Offering”), the initial term of office of the Class II directors shall expire at the Corporation’s second annual meeting of stockholders following the closing of the Initial Public Offering and the initial term of office of the Class III directors shall expire at the Corporation’s third annual meeting of stockholders following the closing of the Initial Public Offering. At each annual meeting of stockholders following the closing of the Initial Public Offering, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, directors elected after the date of the annual meeting of stockholders to be held in 2021 shall stand for election as a director at the next annual meeting of stockholders and shall, if elected, hold office until the next annual meeting of stockholders and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal. At and after the annual meeting of stockholders to be held in 2024, the directors shall no longer be classified with respect to the time for which they hold office.

4. Term and Removal. Each director shall hold office until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted in the Corporation’s Bylaws. ~~Subject~~Until the annual meeting of stockholders to be held in 2024, subject to the rights of the holders of any series of Preferred Stock, no director may be removed except for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of the then-outstanding shares of capital stock of the Corporation then entitled to vote at an election of directors voting together as a single class. From and after the annual meeting of stockholders to be held in 2024, holders of a majority of the shares then entitled to vote at an election of directors may remove any director or the entire Board with or without cause. No decrease in the authorized number of directors constituting the Board shall shorten the term of any incumbent director.

5. Board Vacancies. Subject to the rights of the holders of any series of Preferred Stock, any vacancy occurring in the Board for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall, unless (a) the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the next annual meeting of stockholders (or, if so elected prior to the annual meeting of stockholders to be held in 2024, for a term expiring at the annual meeting of stockholders at which the term of office of the class to which the director has been assigned expires ~~or~~) and until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal.

* * * * * * * * * * *

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2021 PROXY STATEMENT | ANNEX II

ANNEX II

Amendments to the Restated Certificate of Incorporation to Add Federal Forum Selection Provision

If Proposal Five is passed, then Article IX of our Restated Certificate of Incorporation shall be amended and restated as follows:

ARTICLE IX: CHOICE OF FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders; (c) any action asserting a claim against the Corporation arising pursuant to any provision of the Delaware General Corporation Law, this Certificate of Incorporation or the Bylaws; (d) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws; or (e) any action asserting a claim against the Corporation governed by the internal affairs doctrine. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action against the Corporation or any director, officer, employee or agent of the Corporation arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

* * * * * * * * * * *

VOTE BY INTERNET - www.proxyvote.com
Before the Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 31, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting - Go to www.virtualshareholdermeeting.com/LC2021

You may participate in the Meeting via the Internet and vote during the Meeting. Have your proxy card in hand and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 31, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

LENDINGCLUB CORPORATION
595 MARKET STREET, SUITE 200
SAN FRANCISCO, CA 94105

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR
the following:

1.	Election of Class I Directors

	Nominees	For	Against	Abstain

1a.	Allan Landon	☐	☐	☐

1b.	Timothy Mayopoulos	☐	☐	☐

1c.	Patricia McCord	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.		For	Against	Abstain

2.	Approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in the Proxy Statement.	☐	☐	☐

3.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.	☐	☐	☐

4.	Approval of an amendment to our Amended and Restated Certificate of Incorporation (the Declassification Amendment) that would phase in the declassification of our Board.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

		For	Against	Abstain
5.	Approval of an amendment to our Amended and Restated Certificate of Incorporation that would add a federal forum selection provision.	☐	☐	☐

NOTE: Transact such other business as may properly come before the Annual Meeting.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000510541_1      R1.0.0.177

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

LENDINGCLUB CORPORATION

Annual Meeting of Stockholders June 1, 2021

11:00 AM, Pacific Time

This proxy is solicited by the Board of Directors

The undersigned stockholder hereby appoints Scott Sanborn and Thomas Casey or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of LENDINGCLUB CORPORATION that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM, Pacific Time on June 1, 2021 held via a live webcast at www.virtualshareholdermeeting.com/LC2021, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

0000510541_2     R1.0.0.177